Exhibit 1

MAGNA INTERNATIONAL INC. Annual Information Form March 28, 2018

Annual Information Form 2018

4	Corporate Structure

4	About Magna

5	Our Industry

7	Our Business Strategy

11	Risk Factors

16	Description of the Business

25	Innovation and Research & Development

27	Innovation Awards

28	Capital Structure, Financings and Credit Ratings

31	Directors & Executive Officers

34	Legal Proceedings

34	Other Information

36	Schedules

39	Appendix

IMPORTANT INFORMATION ABOUT THIS DOCUMENT

This Annual Information Form (“AIF”) provides information about Magna International Inc. (“Magna”), including its industry, corporate structure, strategy, risk factors relating to its business and operations, products and services, sustainability activities, and other information related to its business activities.

Readers should note that in this AIF:

●	we use the terms “you” and “your” to refer to the shareholder, while “we”, “us”, “our”, “Company” and “Magna” refer to Magna International Inc. and, where applicable, its subsidiaries.

•	we use the term “Executive Management” to refer to our Chief Executive Officer, together with all other corporate Executive Vice-Presidents.

•	we use the term operating Group management to refer to our management within each of the product capabilities described in this AIF in “Section 6 – Description of the Business – Products & Services”.

•	all amounts are presented in U.S. dollars, unless we have stated otherwise.

•	a reference to “fiscal year” is a reference to the fiscal or financial year from January 1 to December 31 of the year stated.
•	sales figures disclosed have been prepared in accordance with United States Generally Accepted Accounting Principles (U.S. GAAP).

•	where we have referred to specific customers or competitors, the reference includes the customers’ operating divisions and subsidiaries, unless otherwise stated.

•	manufacturing operations, product development, engineering and sales (“PDE&S”) centres and employee figures include certain equity-accounted operations.

•	references to our “Circular” refer to our Management Information Circular/Proxy Statement dated March 28, 2018 for our 2018 Annual Meeting of Shareholders to be held on May 10, 2018 (the “Meeting”).

•	information is current as of March 23, 2018, unless otherwise stated.

FORWARD-LOOKING STATEMENTS

We disclose “forward-looking information” or “forward-looking statements” (collectively, “forward-looking statements”) to provide information about management’s current expectations and plans. Such forward-looking statements may not be appropriate for other purposes.

Forward-looking statements may include financial and other projections, as well as statements regarding our future plans, objectives or economic performance, or the assumptions underlying any of the foregoing, and other statements that are not recitations of historical fact. We use words such as “may”, “would”, “could”, “should”, “will”, “likely”, “expect”, “anticipate”, “believe”, “intend”, “plan”, “aim”, “forecast”, “outlook”, “project”, “estimate”, “target” and similar expressions suggesting future outcomes or events to identify forward-looking statements.

Forward-looking statements in this AIF include, but are not limited to, statements relating to:

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implementation of our business strategy, including strategic initiatives relating to vehicle light-weighting; powertrain electrification, active aerodynamics, autonomous driving systems and new mobility solutions;

•	implementation of our segment-specific strategic initiatives;
•	implementation of our capital strategy, including future returns of capital to our shareholders through dividends and share repurchases; and

•	estimates of future environmental clean-up and remediation costs

Our forward-looking statements are based on information currently available to us, and are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.

While we believe we have a reasonable basis for making such forward-looking statements, they are not a guarantee of future performance or outcomes. Whether actual results and developments conform to our expectations and predictions is subject to a number of risks, assumptions and uncertainties, many of which are beyond our control, and the effects of which can be difficult to predict, including, without limitation:

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Risks Related to the Automotive Industry

•	economic cyclicality;
•	intense competition;
•	potential restrictions on free trade;

Customer and Supplier Related Risks

•	concentration of sales with six customers;
•	inability to grow our business with Asian customers;
•	shifts in market shares among vehicles or vehicle segments;
•	dependence on outsourcing;
•	quarterly sales fluctuations;
•	potential loss of a material purchase order;

Manufacturing/Operational Risks

•	product launch risks;
•	operational underperformance;
•	restructuring costs;
•	impairment charges;
•	labour disruptions;
•	supply disruptions;
•	skilled labour attraction/retention;

IT Security Risk

•	IT/Cybersecurity breach;

Pricing Risks

•	pricing risks between time of quote and start of production;
•	price concessions;
•	commodity costs;
•	declines in scrap steel prices;

Warranty/Recall Risks

•	costs to repair or replace defective products;
•	warranty costs that exceed our warranty provision;
•	costs related to a significant recall;

Acquisition Risks

•	competition for strategic acquisition targets;
•	an increase in our risk profile as a result of completed acquisitions;
•	acquisition integration risk;

Other Business Risks

•	risks related to conducting business through joint ventures;
•	our ability to consistently develop innovative products or processes;
•	our strategic collaboration with Lyft, Inc.;
•	our equity investment in Lyft and other technology companies;
•	changing business risk profile;
•	risks of conducting business in foreign markets;
•	fluctuations in relative currency values;
•	an increase in our pension funding obligations;
•	tax risks;
•	reduced financial flexibility due to rapidly deteriorating economic conditions;
•	inability to achieve future investment returns that equal or exceed past returns;
•	changes in credit ratings assigned to us;
•	the unpredictability of, and fluctuation in, the trading price of our Common Shares;
•	a reduction or suspension of our dividend;

Legal, Regulatory and Other Risks

•	antitrust risk;
•	legal claims and/or regulatory actions against us;
•	changes in laws; and
•	environmental compliance costs.

In evaluating forward-looking statements or forward-looking information, we caution readers not to place undue reliance on any forward-looking statement, and readers should specifically consider the various factors which could cause actual events or results to differ materially from those indicated by such forward-looking statements, including the risks, assumptions and uncertainties above that are discussed in greater detail in this AIF under “Section 5 – Risk Factors”.

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1. CORPORATE STRUCTURE

ISSUER

Magna was originally incorporated under the laws of the Province of Ontario, Canada on November 16, 1961. Our charter documents currently consist of amended and restated articles of incorporation dated December 31, 2017, which were issued pursuant to the Business Corporations Act (Ontario).

Our registered and head office is located at 337 Magna Drive, Aurora, Ontario, Canada L4G 7K1. Our Common Shares trade on the Toronto Stock Exchange (MG) and the New York Stock Exchange (MGA). For a list of our principal subsidiaries and investments in affiliated companies, please refer to Schedule A.

2. ABOUT MAGNA

OVERVIEW

Magna is a mobility technology company and one of the world’s largest suppliers to the automotive industry with over 168,000 entrepreneurial-minded employees delivering mobility solutions through 335 manufacturing operations and 96 PDE&S centres in 28 countries, as follows.

Our operations and operating Group management are aligned under the following product-oriented operating segments:

• Body Exteriors & Structures • Power & Vision	• Seating Systems • Complete Vehicles

Each of these reporting segments and the underlying product capabilities within each segment are discussed in greater detail in “Section 6 – Description of the Business – Products & Services”.

OUR CORPORATE CULTURE

At Magna’s foundation is a decentralized, entrepreneurial, fair enterprise culture, the key elements of which are as follows.

Decentralization

We follow a corporate policy of functional and operational decentralization, which we believe increases flexibility, customer responsiveness and productivity.

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Our manufacturing and assembly operations are conducted through “Divisions”, each of which is an autonomous business unit operating within pre-determined guidelines. Each Division is a separate profit centre under the authority of a general manager who has the discretion to determine rates of pay, hours of work and sources of supply, within the framework of our Employee’s Charter and our Operational Principles (each as described below), as well as our corporate policies.

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Our operating Group management, which is aligned globally by product area, is responsible for overseeing our Divisions within a product area or product areas, including approval of Divisional business plans and preparation of Group business plans for presentation to Executive Management. Our operating Groups are aligned under four reporting segments overseen by members of Executive Management to ensure that the operating Groups are: taking advantage of cross-Group synergies; sharing research and development; and consistently approaching technology trends that impact their business and our customers.

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Our Executive Management team, led by our CEO, allocates capital, coordinates our mergers and acquisitions and strategic alliances strategy, ensures customer and employee satisfaction and manages succession planning. Executive Management also interfaces with the investment community and is responsible for our long-term strategic planning and future growth, as well as monitoring the performance of Divisional management of our product areas.

Employee’s Charter

We are committed to operating our business in a way that is based on fairness and concern for our employees. Our Employee’s Charter sets out key principles outlining this commitment. See “Appendix – Sustainability Report 2017 – Fairness and Concern for Employees” for a description of our human resource principles, including our Employee’s Charter.

World Class Manufacturing & Our Operational Principles

As part of our efforts to implement World Class Manufacturing in our facilities globally, each facility is required to adhere to a set of Operational Principles that define a set of common goals and recommend tools/business practices in the following areas: Employee Focus; Safe and Healthful Work Environment; Pride in Craftsmanship and Total Quality; Operational Effectiveness; Scrap and Waste Elimination; Operational Availability; Communication; and Recognition and Rewards. The Magna Operational Principles are linked to our MAFACT assessment program (detailed in “Section 6 – Description of the Business – Manufacturing and Engineering”) to allow our operations to continually measure their progress in achieving World Class Manufacturing.

Incentive-Based Management Compensation

We maintain an incentive-based compensation system for management, which directly links incentive compensation to operational performance of an applicable business unit, as measured by profitability. Our approach to executive compensation is described in further detail in the sections of our Circular titled “Compensation and Performance Report” and “Compensation Discussion & Analysis”.

Sustainability

We are committed to being a responsible corporate citizen that conducts business in a legal and ethical manner. We have demonstrated this commitment in a number of ways, including our support of social and charitable causes, our actions to reduce the environmental impact of our operations, our activities to promote a safe and healthful work environment for our employees and our comprehensive ethics and legal compliance program. For more details on our sustainability initiatives, see “Appendix – Sustainability Report 2017”.

3. OUR INDUSTRY

GENERAL

The global automotive industry is extremely complex and one of the most high-tech industries in the world. Magna is a Tier 1 supplier of automotive parts. Tier 1 automotive suppliers (“Tier 1 Suppliers”) design, engineer and manufacture components, assemblies, systems, subsystems and modules for original equipment manufacturers (“OEMs” or “automobile manufacturers”) of vehicles and light trucks. Tier 1 Suppliers source subcomponents from Tier 2 and other sub-suppliers, which are integrated into the products sold by the Tier 1 Suppliers directly to OEMs.

The global automotive industry is cyclical and sensitive to general economic conditions. Tier 1 Suppliers are heavily dependent upon the levels of car and light truck production as well as the extent of outsourcing by OEMs. Vehicle production levels in North America and Europe are generally aligned with vehicle sales levels, which in turn are affected by consumer confidence levels. Vehicle production levels, vehicle sales levels and consumer confidence may be less directly related in other major markets, such as China.

AUTOMOTIVE PRODUCTION MARKETS

OEMs have historically built their vehicles in the regions where those vehicles are sold and, as a result, many OEMs have established manufacturing facilities throughout the world. Since OEMs typically use lean manufacturing and supply chain management techniques in their operations, many Tier 1 Supplier facilities are located relatively close to OEM facilities to reduce the cost and risks associated with

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longer supply chains. See “Section 6 – Description of the Business – Manufacturing and Engineering” for details of Magna’s global manufacturing footprint.

China, Europe, North America, Japan, India and South Korea represent the largest automotive production markets globally, accounting for approximately 92% of vehicles produced globally. China’s approximate 30% share of global production led all markets in 2017. The local demand for vehicles in China, India and other markets outside of North America and Western Europe has increased significantly in recent years. This increasing local demand has helped boost the local automotive industry in these countries and has attracted investments in manufacturing from North American, European and Asian-based automobile manufacturers, through stand-alone investments and/or joint ventures with local partners. There has also been increasing migration of component and vehicle design, development and engineering to certain of these markets, particularly China.

CUSTOMERS

OEMs produced over 95 million vehicles in 2017. The top 15 OEMs in 2017, based on vehicle production, were:

1. Volkswagen Group	9. PSA Group
2. Renault-Nissan-Mitsubishi Alliance	10. Suzuki Motor Corporation
3. Toyota Motor Corporation	11. Daimler AG
4. Hyundai Motor Group	12. BMW AG
5. General Motors Company	13. SAIC Motor Corporation
6. Ford Motor Company	14. Zhejiang Geely Holding Group
7. Honda Motor Company	15. Mazda Motor Corporation
8. Fiat Chrysler Automobiles

The considerable growth of the Chinese automotive market over the past decade has led to the significant growth of several Chinese OEMs, including SAIC and Geely, as listed above. For a list of our top customers on a consolidated basis and within each reporting segment, see “Section 6 – Description of the Business – Products & Services”.

COMPETITION

The global Tier 1 automotive supply industry is highly competitive, capital intensive and has high barriers to entry for some product areas. Competition comes primarily from automobile manufacturers and from other automotive suppliers, including ones in which one or more automobile manufacturers may have direct or indirect investments.

The basis on which automobile manufacturers select automotive suppliers is determined by a number of factors, which may include: price; quality; proprietary technologies; ability to supply products from multiple manufacturing sites in support of global production programs; scope of in-house tooling, manufacturing and engineering capabilities; existing agreements; historical performance; timeliness of delivery; the supplier’s overall relationship with the automobile manufacturer, including service, quality and responsiveness to the customer; financial strength; and other factors. Competition has also intensified as automobile manufacturers continue to increase the range of vehicles built from high-volume global platforms.

The number of competitors that are asked by automobile manufacturers to bid on any individual product has been reduced in many cases. We expect further reductions as a result of the increasing preference of automobile manufacturers to deal with fewer suppliers and reward those suppliers with earlier and deeper involvement. However, with the growing importance of electronics in the automotive value chain, a number of electronics and semiconductor companies have entered or expanded their presence in the automotive industry. Additionally, disruptive technology innovators are changing the competitive landscape of the automotive industry through the development of high-value product and service offerings.

Based on 2016 global automotive parts sales to OEMs, the top 10 Tier 1 Suppliers globally are:

1. Robert Bosch GmbH	6. Aisin Seiki Co.*
2. ZF Friedrichshafen AG	7. Hyundai Mobis*
3. Magna International Inc.	8. Faurecia S.A.*
4. Denso Corporation*	9. Lear Corporation
5. Continental AG	10. Valeo S.A.
* OEM subsidiary or OEM investee

A number of Tier 1 Suppliers can produce the same types of components, assemblies, modules and systems that we currently produce. Some of our competitors may have greater technical or other resources than we do and some of them may be stronger in markets in which we operate. A list of our key competitors within each product capability in our reporting segments can be found in “Section 6 – Description of the Business – Products & Services”.

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Magna’s Competitive Advantage

We believe that we possess a breadth of systems and vehicle integration capabilities and full vehicle competence which is unmatched by our competitors. In particular, our ability to take a “holistic” view of the vehicle, our electronics integration capabilities, and our extensive vehicle assembly and systems expertise, combined with our strong balance sheet, corporate culture, and other factors, provide us with an important competitive advantage.

4. OUR BUSINESS STRATEGY

Our corporate strategy is centred on our best understanding of future mobility. This represents our Board and Management’s common view regarding the automotive systems and services which will continue to be relevant and valued by OEM customers over the next 12-15 years.

In developing our strategy, consideration has been given to various factors that are shaping how consumers view the car and the role of the car in their lives. While there are many trends influencing the evolution of the vehicle, we believe the three primary trends driving long-term, structural changes in the industry are the demand for:

•	fuel-efficiency and CO2 emissions reduction solutions;
•	vehicle autonomy features; and
•	new mobility services.

Each of these trends is discussed below, along with our strategic initiatives to create value from the opportunities they present as well as a general discussion of the related risks. For a discussion of the risk factors that could impact our ability to successfully achieve our strategic goals, see “Section 5 – Risk Factors”.

TREND

Fuel-Efficiency and CO2 Emissions Reduction Solutions

Opportunities

Growing awareness about the impact of climate change and other environmental concerns such as urban air quality and congestion, have led regulators in many jurisdictions to respond with strict fuel consumption and CO2 emissions regulations, restricted driving zones in urban centres and consumer purchase incentives for hybrid and electric vehicles.

These regulatory actions have led to increased:

• focus by automobile manufacturers on optimizing existing internal combustion engines (ICE); and

• consumer demand for hybrid, electric and other alternative-energy vehicles to reduce tailpipe emissions.

This trend has also increased demand by automobile manufacturers for vehicle body lightweighting in order to help reverse the “weight spiral” – the increase in vehicle weight over time – and achieve lower fuel consumption and CO2 emissions.

The focus on lightweighting has increased the importance in the automotive value chain of lighter weight materials such as high-strength steels, aluminum, thermoplastics and advanced composites.

Challenges

Challenges which may impact the extent to which some of the opportunities can be realized, include:

● relative lack of maturity of electric battery technology;

● cost to consumers;

● infrastructure challenges such as the availability of charging stations and power generation source/cleanliness;

● availability of certain raw materials, such as “rare earth” minerals necessary for current lithium battery technology;

● adverse environmental impact (ground and water) related to mining and processing of certain raw materials needed for current lithium battery technology; and

● end-of-life recyclability of lightweight materials such as carbon fiber, as well as lithium batteries.

Risks to Magna

A number of risks which could impact our ability to successfully realize our strategic initiatives in relation to this trend are described in “Section 5 - Risk Factors”, including:

● Intense Competition;

● Skilled Labour Attraction/Retention;

● Acquisition of Strategic Targets;

● Technology and Innovation; and

● Changing Business Risk Profile.

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STRATEGIC INITIATIVES

Vehicle Lightweighting, Powertrain Electrification and Active Aerodynamics

Optimizing Vehicle Weight, Powertrain Efficiency and Aerodynamics

In light of the expectation that, in the short-term, gas-powered, internal combustion engines will remain the dominant powertrain in vehicles, we continue to support our OEM customers through solutions enabling lighter vehicles with improved/optimized powertrain efficiency and enhanced aerodynamics, including:

• Lightweight Products & Materials: The breadth of Magna’s engineering capabilities across all major sections of the vehicle, together with our full vehicle capabilities, allow us to address OEMs’ lightweighting needs “holistically”. Moreover, our financial strength allows us to fund continuous innovation related to advanced materials, multi-material joining processes, manufacturing processes and lightweight products. Since products made from high-strength steel, aluminum, thermoplastics and advanced composites command higher prices and generate higher margins than products made from more conventional materials, our focus on such materials enables us to achieve some of this higher content per vehicle.

• Efficient Transmissions: Efficient gearboxes are needed for both internal combustion and electric powertrains. Through the Getrag Group of Companies, which we acquired in 2016, we offer customers a range of efficient dual-clutch transmissions which can be applied in internal combustion engines, as well as hybrid and electric powertrain architectures. Dual-clutch transmissions consist of two sub-transmissions the operation of which overlap resulting in no torque interruption, and thus lower fuel consumption than conventional automotive transmissions with torque converters.

• Active Aerodynamics: Magna offers a growing range of active aerodynamics innovations that redirect airflow to reduce air drag on vehicles, resulting in reduced fuel consumption and CO2 emissions. Examples include active grille shutters, active air dams, active front deflectors, active liftgate spoilers and active tailgate and underbody panels.

• Powertrain Electrification: Despite forecasts relating to the continued prevalence of internal combustion engines, there has been clear growth in demand for hybrid powertrains to achieve reduced fuel consumption and CO2 goals, and fully electric powertrains to eliminate vehicle-level fossil fuel use and achieve zero tailpipe emissions.

We are agnostic on hybrid and electric vehicle penetration rates and instead are focused on offering a range of solutions that address the full range of potential of customer powertrain needs through a range of scalable powertrain electrification solutions. We are leveraging our powertrain expertise to offer customers a variety of electrified solutions for a range of vehicles from 48V mild hybrids to full electric vehicles. Product offerings include a scalable range of hybrid dual-clutch transmissions, a highly integrated eDrive system platform (consisting of e-motor, gearbox, e-Axles, inverter and control software) and electrified auxiliaries like thermal management modules, electric water pumps and electric oil pumps.

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TREND

Vehicle Autonomy Features

Opportunities

Automobile manufacturers are expanding the range of advanced driver assistance systems (“ADAS”) in their vehicles.

These systems represent the building blocks for fully-autonomous driving whereby the driving system rather than a human driver will be capable of monitoring the driving environment and performing most or all driving tasks.

Autonomous driving systems are expected to improve safety through accident mitigation and improved vehicle control. In addition, driver time can be freed for non-driving related activities.

Technological advancements in sensing (camera, ultrasonic, radar and LiDAR), image recognition and data processing are helping to lower the cost of autonomous features and accelerate the long-term progression from partially-automated to fully-automated vehicles.

Challenges

Challenges which may impact the extent to which some of the opportunities can be realized, include:

● relative lack of maturity of some technologies;

● cost to consumers;

● consumer acceptance of vehicle autonomy;

● cost, funding and other considerations related to vehicle-to-infrastructure communications;

● challenges involving the interaction of autonomous vehicles with non-autonomous vehicles, pedestrians, cyclists and others on roadways;

● legislative/regulatory considerations;

● data sharing and privacy considerations; and

● functionality of cybersecurity software to prevent hacking of autonomous vehicles.

Risks to Magna

A number of risks which could impact our ability to successfully realize our strategic initiatives in relation to this trend are described in “Section 5 – Risk Factors”, including:

● Intense Competition;

● Skilled Labour Attraction/Retention;

● Acquisition of Strategic Targets;

● Technology and Innovation;

● Strategic collaboration with Lyft, Inc. (“Lyft”); and

● Changing Business Risk Profile.

STRATEGIC INITIATIVES

Development of Scalable Solutions for Autonomous Driving Systems

Magna has the building blocks needed for different levels of autonomous solutions:

• Full Suite of Sensing technologies:

Camera: We are currently the market leader in camera-based ADAS. Our camera-based solutions consist of front and rear facing cameras, with image processing abilities to create a 360 degree surround view. Features enabled by these camera-based systems include automatic emergency braking, traffic sign and traffic light recognition, forward collision warning, lane keeping/lane departure assistance, adaptive cruise control, high beam assistance, pre-collision control and others.

Radar: Working with a technology start-up, we have developed a scalable radar platform, consisting of mid- and long-range radars for a variety of automotive applications. Among other things, this radar platform provides higher resolution at longer ranges, as well as improved object detection and classification compared to current radars.

LiDAR: We have worked with a strategic technology partner to integrate their cost effective solid state LiDAR for highly automated driving applications. This LiDAR solution provides high-definition, three-dimensional, real-time images regardless of light and weather and enables object detection, classification and tracking at longer distances.

• Scalable ADAS Domain Controller: We have developed a scalable controller platform to support a range of automated driving functionality from automated parking applications (Level 0-2*) to automated driving (Level 3-4*).

• Autonomous Vehicle Platform Development: We are participating as a technology integrator on a BMW/Intel/Mobileye development platform aimed at providing an autonomous vehicle platform that can be adopted by multiple automakers.

• Partnership with Lyft: We have partnered with Lyft to develop and manufacture self-driving systems at scale that can be deployed on the Lyft network as well as for the entire automotive industry.

* SAE International (J3016) Autonomy Levels Classification

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TREND

New Mobility Services

Opportunities

Driven largely by intensifying urbanization, environmental considerations, digital lifestyles, technological changes and other factors, mobility concepts and solutions are evolving.

Increasing vehicle connectivity and the continued development of technology-enabled on-demand shared mobility services (such as ride-hailing, car-sharing, ride-sharing, etc.) are giving consumers access to vehicles on an “as needed basis”, which is reducing dependence on personally owned and driven vehicles.

The demand for new mobility services may:

• add potential new mobility revenue models for OEMs and/or their suppliers including fleet maintenance, mobility service provision and service integration;

• increase opportunities for collaboration by OEMs and/or their suppliers with non-traditional automotive entrants; and

• expand the range of potential customers for automotive suppliers to include local/regional governments, transit authorities and fleet operators.

Since the demand for new mobility solutions is being driven largely by consumers in urban centres, there is strong overlap with the trends towards reduced CO2 emissions, including demand for electric vehicles. Additionally, since new mobility service providers aim to achieve cost efficiencies over the long-term, they are focused on the deployment of autonomous vehicles.

Challenges

Challenges which may impact the extent to which some of the opportunities can be realized, include those discussed under the fuel efficiency and autonomy trends above, as well as the potential reduction in overall demand for new vehicles as a result of the growth of ride-sharing and similar services.

Risks to Magna

A number of risks which could impact our ability to successfully realize our strategic initiatives in relation to this trend are described in “Section 5 – Risk Factors”, including:

● Intense Competition;

● Skilled Labour Attraction/Retention;

● Acquisition of Strategic Targets;

● Technology and Innovation; and

● Changing Business Risk Profile.

STRATEGIC INITIATIVES

New Mobility Solutions Based on Full Breadth of Magna Capabilities

New mobility solutions involve the convergence of fuel consumption/CO2 and vehicle autonomy trends – over the medium to long-term, new mobility concepts are expected to be lightweight, electric or other zero emission, fully autonomous vehicles. We possess the capabilities that support new mobility, including through:

• Magna’s Powertrain and Complete Vehicles operating groups, which have significant expertise in alternative energy storage and propulsion systems;

• our ability to offer customers one of the most versatile test environments for highly automated vehicles in Graz, Austria, including the entire test “chain” from virtual simulation to test rigs to trial runs on public roads; and

• a concept for a scalable, urban vehicle, autonomous shuttle platform (MAX4) developed and engineered by our Complete Vehicles operating group, and which it could manufacture through its complete vehicle assembly operations.

The MAX4 concept vehicle and other potential new mobility solutions take advantage of our complete systems knowledge and can draw in Magna’s expertise across its entire product range, including:

Body Exteriors & Structures:

• new chassis architectures that require leading-edge technology in multiple materials; and

• sensor integration into the vehicle body required as a result of increased autonomy.

Power & Vision Systems:

• highly integrated e-drive systems and full suite of sensors (camera, radar, LiDAR, ultrasonic), as well as domain controllers required in electric, autonomous new mobility vehicles.

Seating Systems:

• reconfigurable seating solutions that are optimized to facilitate electric vehicle packaging in new mobility autonomous vehicles.

Complete Vehicles:

• non-OEM branded (“white-label”) mobility service providers which will need full vehicle engineering and assembly.

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The development of innovative technologies and solutions which are responsive to the three trends above requires dedication of significant R&D resources and capital investment. We believe that the relatively stable profitability and cash generation from our “traditional” businesses, each of which operates in product areas of strategic importance to the “Car of the Future”, provide us with the ability to fund the R&D and capital investment required to realize the opportunities described above. Additionally, we believe that our comprehensive knowledge and understanding of the entire vehicle and the interaction of various complex vehicle systems provide us with unique advantages in executing our long-term strategy.

Some of our recent innovations, initiatives and progress addressing powertrain electrification, vehicle autonomy and new mobility can be found in “Section 7 – Innovation and Research & Development – Innovations; and Innovation Awards”, and in our Circular under “Compensation and Performance Report”.

5. RISK FACTORS

The industry in which we compete and the business we conduct are subject to a number of risks and uncertainties. These risks and uncertainties, together with a number of assumptions underlie the forward-looking statements made in this AIF. In order to fully understand these risks, uncertainties and assumptions, you should carefully consider the following risk factors in addition to other information included in this AIF.

RISKS RELATED TO THE AUTOMOTIVE INDUSTRY

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Economic Cyclicality: The global automotive industry is cyclical, with the potential for regional differences in timing of expansion and contraction of economic cycles. A worsening of economic or political conditions in North America, Europe or Asia may result in lower consumer confidence, which typically translates into lower vehicle sales and production levels. A significant decline in vehicle production volumes from current levels could have a material adverse effect on our profitability and financial condition.

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Intense Competition: The automotive supply industry is highly competitive and becoming more so. Some of our competitors have higher or more rapidly growing market share than we do in certain product or geographic areas. Additionally, a number of established electronics and semiconductor companies have entered or expanded their presence in the automotive industry, while disruptive technology innovators have been introducing novel product and service solutions which traditional automotive suppliers may not be able to match. Failure to successfully compete with existing or new competitors, including failure to grow sales of our electronics products or services at or above the rate of growth of electronics content, could have a material adverse effect on our operations, profitability and ability to fully implement our business strategy.

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Trade Restrictions: The global growth of the automotive industry has been aided by the free movement of goods, services, people and capital through bilateral and regional trade agreements, particularly in North America and Europe. Introduction of measures which impede free trade, including new or increased tariffs and other trade barriers, could have a material adverse effect on our operations and profitability.

CUSTOMER AND SUPPLIER RELATED RISKS

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Customer Concentration: Although we supply parts to all of the leading OEMs, a significant majority of our sales are to six customers: General Motors, Ford, Fiat Chrysler, Daimler, BMW and Volkswagen. In light of the amount of business we currently have with these six customers, our opportunities for incremental growth with them in North America and Europe may be limited. While we continue to diversify our business, there is no assurance we will be successful. Shifts in market share away from our top customers could have a material adverse effect on our profitability.

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Growth with Asian OEMs: The amount of business we have with Japanese, Korean and Chinese-based OEMs generally lags with that of our six largest customers, due in part to the existing relationships between such Asian OEMs and their preferred suppliers. Our inability to grow our business with Asian-based OEMs could have an adverse effect on our profitability.

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Market Shifts: While we supply parts for a wide variety of vehicles produced globally, we do not supply parts for all vehicles produced, nor is the number or value of parts evenly distributed among the vehicles for which we do supply parts. Shifts in market shares away from vehicles on which we have significant content, as well as vehicle segments in which our sales may be more heavily concentrated, could have a material adverse effect on our profitability.

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Dependence on Outsourcing: We depend on outsourcing by OEMs. A reduction in outsourcing by OEMs or the loss of any material production or assembly programs combined with the failure to secure alternative programs with sufficient volumes and margins, could have a material adverse effect on our profitability.

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Quarterly Sales Fluctuations: Our business is generally not seasonal, but our sales and profits are closely related to our automotive customers’ vehicle production schedules. Our largest customers typically shut down vehicle production for brief periods which fall during our third and fourth fiscal quarters. These scheduled shutdowns of our customers’ production facilities could cause our sales and profitability to fluctuate when comparing fiscal quarters within any given year.

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Customer Purchase Orders: Contracts from our customers consist of blanket purchase orders which generally provide for the supply of a customer’s annual requirements rather than a specific quantity of products, and can be terminated by a customer at any time. If a purchase order is terminated, we may have various pre-production, engineering and other costs which we may not recover from our customer and which could have an adverse effect on our profitability.

MANUFACTURING/OPERATIONAL RISKS

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Product Launch: The launch of production is a complex process, the success of which depends on a wide range of factors, including: the timing of design changes by our customers relative to start of production; production readiness of our and our suppliers’ manufacturing facilities; robustness of manufacturing processes; quality and production readiness of tooling and equipment; employees; and initial product quality. Our failure to successfully launch material new or takeover business could have a material adverse effect on our profitability and reputation with our customers.

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Operational Underperformance: From time to time, we may have some operating divisions which are not performing at expected levels of profitability. The complexity of automotive manufacturing operations often makes it difficult to achieve a quick turnaround of underperforming divisions. Significant underperformance of one or more operating divisions could have a material adverse effect on our profitability and operations.

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Restructuring Costs: We may sell some product lines and/or downsize, close or sell some of our operating divisions. By taking such actions, we may incur restructuring, downsizing and/or other significant non-recurring costs. These costs may be higher in some countries than others and could have a material adverse effect on our profitability.

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Impairments: We have in the past recorded significant impairment charges related to goodwill and long-lived assets and may do so again in the future. The early termination, loss, renegotiation of the terms of, or delay in the implementation of, any significant production contract could be indicators of impairment, as may the technological obsolescence of any of our products or production assets. In addition, to the extent that forward-looking assumptions regarding: the impact of turnaround plans on underperforming operations; new business opportunities; program price and cost assumptions on current and future business; the timing and success of new program launches; and forecast production volumes; are not met, any resulting impairment loss could have a material adverse effect on our profitability.

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Labour Disruptions: Some of our manufacturing facilities are unionized, as are many manufacturing facilities of our customers and suppliers. While unionized facilities are subject to the risk of labour disruptions from time to time, we cannot predict whether or when any labour disruption may arise, or how long such a disruption could last. A significant labour disruption could lead to a lengthy shutdown of our or our customers’ and/or our suppliers’ production lines, which could have a material adverse effect on our operations and profitability.

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Supply Disruptions: Events attributable to us or our suppliers which prevent us from supplying products to our customers could result in a range of adverse consequences, including penalties or business interruption claims by our customers, loss of business and reputational damage. The inability to promptly resume the supply of products could have a [material] adverse effect on our operations and profitability.

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Skilled Labour Attraction/Retention: Our business depends on our ability to attract, develop and retain experienced and highly skilled personnel. Such personnel are in high demand in the areas in which we compete, and competition for their services is intense. As a result of the rapid changes in the automotive industry, particularly in response to electrification, autonomous driving and new mobility trends, we have a growing need for personnel with software and other technical skills, and we may face substantial competition for such personnel, including from traditional software industry companies. The inability to attract and retain highly-skilled personnel could have an adverse effect on our operations and our ability to fully implement our business strategy.

IT SECURITY

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IT/Cybersecurity Breach: Although we have established and continue to enhance security controls intended to protect our IT systems and infrastructure, there is no guarantee that such security measures will be effective in preventing unauthorized physical access or cyber-attacks. A significant breach of our IT systems could: result in theft of funds; cause disruptions in our manufacturing operations; lead to the loss, destruction or inappropriate use of sensitive data; or result in theft of our, our customers’ or our suppliers’ intellectual property or confidential information. The occurrence of any of the foregoing could adversely affect our operations and/or reputation, and could lead to claims against us that could have a material adverse effect on our profitability.

12	Annual Information Form

PRICING RISKS

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Quote/Pricing Assumptions: The time between award of new production business and start of production typically ranges between two and four years. Since product pricing is determined at the time of award, we are subject to significant pricing risk due to changes in input costs and quote assumptions between the time of award and start of production. The inability to quote effectively, or a material change in input cost or other quote assumptions between program award and production, could have an adverse effect on our profitability.

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Customer Pricing Pressure: We face ongoing pricing pressure from OEMs, including through: long-term supply agreements with mutually agreed price reductions over the life of the agreement; incremental annual price concession demands; pressure to absorb costs related to product design, engineering and tooling; and refusal to fully offset inflationary price increases. OEMs possess significant leverage over their suppliers due to their purchasing power and the highly competitive nature of the automotive supply industry. As a result of the broad portfolio of parts we supply to our six largest OEM customers, such customers may be able to exert greater leverage over us as compared to our competitors. We attempt to offset price concessions and costs in a number of ways, including through negotiations with our customers, improved operating efficiencies and cost reduction efforts. Our inability to fully offset price concessions and/or absorb design, engineering and tooling costs, could have a material adverse effect on our profitability.

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Commodity Price Volatility: Prices for certain key raw materials and commodities used in our parts, including steel and resin, can be volatile. To the extent we are unable to offset commodity price increases by: passing such increases to our customers, by engineering products with reduced commodity content, implementing hedging strategies, or otherwise, such additional commodity costs could have an adverse effect on our profitability.

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Scrap Steel Price Volatility: Some of our manufacturing facilities generate a significant amount of scrap steel in their manufacturing processes, but recover some of the value through the sale of such scrap steel. Scrap steel prices can also be volatile and don’t necessarily move in the same direction as steel prices. Declines in scrap steel prices from time to time could have an adverse effect on our profitability.

WARRANTY/RECALL RISKS

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Repair/Replacement Costs: We are responsible for repair and replacement costs of defective products we supply to our customers. The obligation to repair or replace defective products could have a material adverse effect on our operations and profitability.

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Warranty Provisions: Warranty provisions for our powertrain systems and complete vehicle programs are established on the basis of the terms in the applicable award agreements and our or our customer’s warranty experience with the applicable type of product. Warranty provisions for our other products are based on our best estimate of the amounts necessary to settle existing or probable claims related to product defects. Actual warranty experience which results in costs that exceed our warranty provisions, could have a material adverse effect on our profitability.

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Recall Costs: Our customers are required by law to recall vehicles where there is an unreasonable safety risk or non-compliance with legislative safety standards. In the event of a recall related to products we have supplied, we may be held responsible for a range of costs including the customer’s administrative costs of the recall, dealerships’ charges for removal of the defective product and reinstallation of the replacement product, as well as the cost of manufacturing and delivering such replacement product. A significant recall could have a material adverse effect on our operations, profitability and reputation.

ACQUISITION RISKS

●

Acquisition of Strategic Targets: We intend to continue to pursue acquisitions in those product areas which we have identified as key to our long-term business strategy. However, as a result of intense competition in these strategic areas, we may not be able to acquire the targets which we need to achieve our strategic objectives.

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Heightened Risk Profile Due to Acquisitions: Acquisitions are subject to a range of inherent risks, including through the assumption of incremental regulatory/compliance, pricing, supply chain, commodities, labour relations, litigation, environmental, pensions, warranty, recall, IT, tax or other risks. Although we seek to conduct appropriate levels of due diligence on our acquisition targets, these efforts may not always prove to be sufficient in identifying all risks and liabilities related to the acquisition, including as a result of: limited access to information; time constraints for conducting due diligence; inability to access target company facilities and/or personnel; or other limitations in the due diligence process. Additionally, we may identify risks and liabilities that we are not able to sufficiently mitigate through appropriate contractual or other protections. The realization of any such risks could have a material adverse effect on our profitability.

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Acquisition Integration and Synergies: We may not be able to successfully integrate or achieve anticipated synergies from those acquisitions which we do complete and/or such acquisitions may be dilutive in the short to medium term. Either of these outcomes could have a material adverse effect on our profitability.

Magna International Inc.	13

OTHER BUSINESS RISKS

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Joint Ventures:  We conduct certain of our operations  through joint ventures  under contractual  arrangements under which we share management  responsibilities with one or more partners.  Joint venture operations carry a range of  risks, including those relating to: failure of our joint venture partner(s) to satisfy contractual  obligations; potential  conflicts between us  and our joint  venture partner(s);  strategic objectives of  joint venture partner(s) that may differ from our own; potential delays in decision-making; a more limited ability to control legal and regulatory compliance within the joint venture(s); and other risks inherent to non-wholly-owned operations. The likelihood of such occurrences and their potential effect on us vary depending on the joint venture arrangement, however, the occurrence of any such risks could have an adverse effect on our operations, profitability and reputation.

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Technology and Innovation: While we continue to invest in technology and innovation which we believe will be critical to our long-term growth, the automotive industry is experiencing rapid technological change and significant disruption. Our ability to anticipate changes in technology and to successfully develop and introduce new and enhanced products and/or manufacturing processes on a timely basis will be a significant factor in our ability to remain competitive. If we are unsuccessful or are less successful than our competitors in consistently developing innovative products and/or processes, we may be placed at a competitive disadvantage, which could have a material adverse effect on our profitability, financial condition and ability to fully implement our business strategy.

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Lyft Collaboration: We are collaborating with Lyft to jointly fund, develop and manufacture self-driving systems that may be manufactured and installed onto vehicles by Magna. Development funding payments by Magna will be expensed in the year in which they are incurred, and may be material. Magna’s potential opportunities from the collaboration include the sale of complete self-driving systems (hardware and software) to Lyft or others, licensing of technology to others and use of data. Lyft is not obligated to use any jointly developed self-driving systems in their vehicle fleet, has the right to purchase and use competing third-party systems, and may separately license any jointly developed self-driving technology or data to others. We cannot provide assurance that commercially viable technology or products will result from the collaboration with Lyft or that we will achieve all of the strategic objectives intended from the collaboration.

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Equity Investment in Lyft and Other Technology Companies: In addition to our development activities, we are investing $200 million in Lyft and currently have venture capital investments of approximately $82 million in other technology companies. Such investments are an important element of our long-term strategy and we may make further equity investments in such companies. Investing in such companies involves a high degree of risk, including the potential loss of some or all of our investment value. In addition, there is currently no public market for Lyft’s shares, nor for the shares of our other investments in start-ups, and we may be unable to monetize our equity investments in the future. The materialization of such investment-related risks could have an adverse effect on our profitability or financial condition.

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Changing Business Risk Profile: The risk profile of our business is changing with the increasing importance to us of product areas such as powertrain and electronics. As our business evolves, we may face new or heightened risks, including: challenges in quoting for profitable returns on products with leading-edge technologies for which we may not have significant quoting experience; increased warranty and recall risks on new products and leading-edge technologies; increased product liability risks on safety-related products or systems; heightened risk of technological obsolescence of some of our products, processes and/or assets; and difficulties in attracting or retaining employees with critical skills in high-demand areas. Realization of one or more such risks could have a material adverse effect on our operations, profitability or financial condition.

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Risks of Doing Business in Foreign Markets: The establishment of manufacturing operations in new markets carries a number of risks, including those relating to: political, civil and economic instability and uncertainty; corruption risks; high inflation and our ability to recover inflation-related cost increases; trade, customs and tax risks; expropriation risks; currency exchange rates; currency controls; limitations on the repatriation of funds; insufficient infrastructure; competition to attract and retain qualified employees; and other risks associated with conducting business internationally. Expansion of our business in non-traditional markets is an important element of our long-term strategy and, as a result, our exposure to the risks described above may be greater in the future. The likelihood of such occurrences and their potential effect on us vary from country to country and are unpredictable, however, the occurrence of any such risks could have an adverse effect on our operations, profitability and financial condition.

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Relative Foreign Exchange Rates: Our profitability is affected by movements of our U.S. dollar reporting currency against the Canadian dollar, the euro, the British pound and other currencies in which we generate revenues and incur expenses. Significant long-term fluctuations in relative currency values, in particular a significant change in the relative values of the U.S. dollar, Canadian dollar or euro, could have an adverse effect on our profitability and financial condition and any sustained change in such relative currency values could adversely impact our competitiveness in certain geographic regions.

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Tax Risks: At any given time, we may face tax exposures arising out of changes in tax or transfer pricing laws, tax reassessments or otherwise. To the extent we cannot implement measures to offset these exposures, they may have an adverse effect on our profitability. We have incurred losses in some countries which we may not be able to fully or partially offset against income we have earned in those countries. In some cases, we may not be able to utilize these losses at all if we cannot generate profits in those countries and/or if we have ceased conducting business in those countries altogether. Our inability to utilize tax losses could adversely affect our profitability.

14	Annual Information Form

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Pension Risks: Some of our current and former employees in Canada, the United States and Germany participate in defined benefit pension plans. Although such plans in North America have been closed to new participants, existing participants in Canada continue to accrue benefits. Our defined benefit pension plans in Germany are not funded and plans in Canada and the United States may not be fully funded. Our pension funding obligations in North America could increase significantly due to a reduction in plan funding status caused by a variety of factors, including: weak performance of capital markets; declining interest rates; failure to achieve sufficient investment returns; investment risks inherent in the investment portfolios of the plans; and other factors. A significant increase in our pension funding obligations could have an adverse effect on our profitability and financial condition.

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Financial Flexibility: The occurrence of an economic shock not contemplated in our business plan, a rapid deterioration of conditions or a prolonged recession could result in the depletion of our cash resources, which could have a material adverse effect on our operations and financial condition.

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Returns on Capital Investments: In recent years, we have invested significant amounts of money in our business through capital expenditures to support new facilities, expansion of existing facilities, purchases of production equipment and acquisitions. Returns achieved on such investments in the past are not necessarily indicative of the returns we may achieve on future investments and our inability to achieve returns on future investments which equal or exceed returns on past investments could have a material adverse effect on our level of profitability.

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Credit Ratings Changes: There is no assurance that any credit rating currently assigned to us will remain in effect for any period of time or that any rating will not be revised or withdrawn entirely by a rating agency in the future. A downgrade in the credit ratings assigned to us by one or more agencies could increase our cost of borrowing or impact our ability to negotiate loans, which could have an adverse effect on our profitability, financial condition and the trading price of our Common Shares.

●	Stock Price Fluctuation: Trading prices of our Common Shares cannot be predicted and may fluctuate significantly due to a variety of factors, many of which are outside our control.

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Dividends: Our Board may in certain circumstances determine that it is in the best interests of the Company to reduce or suspend our dividend. In such event, the trading price of our Common Shares may be materially affected.

LEGAL, REGULATORY AND OTHER RISKS

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Antitrust Proceedings: The automotive industry has in recent years been the subject of increased government enforcement of antitrust and competition laws. Where wrongful conduct is found, the relevant antitrust authority can, depending on the jurisdiction, initiate administrative or criminal legal proceedings and impose administrative or criminal fines, penalties or restitution payments. OEMs, car dealers and consumers may also be able to claim against antitrust violators through civil lawsuits. The Company’s policy is to comply with all applicable laws, including antitrust and competition laws, and has implemented a robust compliance training program to mitigate against the risk of an antitrust violation. However, in the event of an antitrust violation, Magna could suffer reputational damage and be subject to criminal or administrative fines or penalties, restitution settlements, or civil damages that could have a material adverse effect on Magna’s profitability.

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Legal and Regulatory Proceedings: From time to time, we may become involved in regulatory proceedings, or become liable for legal, contractual and other claims by various parties, including customers, suppliers, former employees, class action plaintiffs and others. Depending on the nature or duration of any potential proceedings or claims, we may incur substantial costs and expenses, may be required to devote significant management time and resources to the matters and may suffer reputational damage as a result of regulatory proceedings. On an ongoing basis, we attempt to assess the likelihood of any adverse judgments or outcomes to these proceedings or claims, although it is difficult to predict final outcomes with any degree of certainty. Except as disclosed from time to time in our consolidated financial statements and/or our Executive Management’s Discussion & Analysis, we do not believe that any of the proceedings or claims to which we are party will have a material adverse effect on our profitability; however, we cannot provide any assurance to this effect.

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Changes in Laws: A significant change in the current regulatory environment in our principal markets, including changes in tax and other laws which impose additional costs on automotive manufacturers or consumers, could have an adverse effect on our profitability.

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Environmental Compliance: While we regularly attempt to estimate environmental clean-up liabilities, such an exercise is complex. In addition, environmental laws and regulations are complex, change frequently and have tended to become more stringent and expensive over time. In certain circumstances, we could be named as a Potentially Responsible Party (“PRP”) with respect to a contaminated site. Costs associated with being a PRP could be material depending on site conditions and the number of participating PRPs. As a result, we may incur material costs or liabilities significantly in excess of amounts we have reserved, which could have an adverse effect on our operations, profitability, financial condition or reputation.

Magna International Inc.	15

6. DESCRIPTION OF THE BUSINESS

GEOGRAPHIC MARKETS & CUSTOMERS

Major Customers

While we supply products and services to a large number of customers worldwide, sales to our six largest customers represented the following proportions of our consolidated sales in 2017 and 2016:

Customer	2017	2016
General Motors	18%	20%
Ford	16%	16%
Fiat/Chrysler	14%	15%
Daimler	12%	12%
BMW	11%	10%
Volkswagen	10%	10%
Other	19%	17%
TOTAL	100%	100%

Customer Management Offices

We have a globally-structured sales, engineering and marketing team spread across multiple global locations where our customers maintain engineering, commercial and/or manufacturing facilities. The various internal operating divisions and subsidiaries of the automobile manufacturers normally initiate many of their own purchasing decisions. As a result, an automobile manufacturer may effectively constitute multiple customers.

Purchase Orders

Our sales are generated through customer requests to quote on particular products, as well as the tools and dies required to produce parts. Purchase orders for our products are typically for one or more models, and typically extend over the life of each model, which is generally four to seven years. However, purchase orders issued by our automobile manufacturer customers typically do not require them to purchase any minimum number of our products. Releases under such purchase orders, which authorize us to supply specific quantities of products, are issued for planning, raw material and production purposes, which is typically over a one to four month period in advance of anticipated delivery dates. The actual number of products that we supply under purchase orders in any given year is dependent upon the number of vehicles produced by the automobile manufacturers of the specific models in which those products are incorporated.

It has been our experience that once we receive purchase orders for products for a particular vehicle model or program, we will usually continue to supply those products until the end of that model or program. However, automobile manufacturers could cease sourcing their production requirements from us for a number of reasons, including if we refuse to accept demands for price reductions or other concessions.

16	Annual Information Form

MANUFACTURING & ENGINEERING

World Class Manufacturing

Our goal is to be recognized as a leader in “World Class Manufacturing”. Our global operating units have embraced this goal which aims to achieve “best in class” performance in all areas of manufacturing. In order to drive continuous improvement, we monitor our progress in achieving World Class Manufacturing by using an assessment process that is similar to the method used by our customers in their own plants and to evaluate their suppliers. Our assessment process, known as the Magna Factory Concept or MAFACT, is supplemented with elements we view as critical to achieving World Class Manufacturing in accordance with our Operational Principles. Best practices, “lessons learned” and key initiatives are shared among our global operating units, including through regular internal World Class Manufacturing conferences that bring together our senior corporate and operating group leadership. We also continue to look at ways to integrate leading-edge manufacturing trends into our operations, including Artificial Intelligence (AI) capabilities designed to, among other things: increase information available to human operators to enhance decision-making; automate certain processes to increase efficiency and safety; and perform predictive maintenance on equipment.

Facilities

As at December 31, 2017, we had the following manufacturing and PDE&S facilities:

Our manufacturing and PDE&S facilities occupied approximately 73 million and 3.3 million square feet, respectively. These facilities were broken down between third party leases (including from Granite Real Estate Investment Trust (“Granite REIT”), a Canadian-based, publicly-traded real estate investment trust), and those owned by us as follows:

Magna International Inc.	17

We are operating many of our manufacturing facilities on a multi-shift basis. Our facility leases typically have terms of at least five years with one or more options to renew. Among other terms, our leases typically require us to return the facilities to the condition in which we received them at start of the lease (reasonable wear and tear excepted). From time to time, the cost of doing so may be significant due to such factors as the length of the lease period, the nature of the manufacturing operations, the extent of modifications made to the lease premises over the term of the lease and other factors.

We are also subject to environmental laws and regulations both as tenant and owner of our properties. Our leases with third party landlords generally provide that we must maintain the leased properties in accordance with all applicable laws, including environmental laws. We are also responsible for removing all hazardous and toxic substances as required by applicable laws and, in any event, prior to the termination of our occupation of the leased properties. Magna routinely conducts Phase 1 Environmental Assessments, and if necessary Phase 2 site investigations, at manufacturing locations prior to occupancy to identify any pre-existing contamination at leased or owned sites. Magna would typically be responsible to address new impacts or exacerbations of existing impacts as defined by lease terms or regulatory requirements. Our leases with third party landlords generally also contain indemnities in favour of the landlord with respect to environmental matters and those indemnities expire after a specified period of time following the termination of the leases.

Key Commodities

We purchase the majority of our commodities from regional suppliers where we do business. Factors such as price, quality, transportation costs, warehousing costs, availability of supply and timeliness of delivery have an impact on the decision to source from certain suppliers. We also purchase some key commodities offshore when shortages occur or when we choose to source one supplier for a global program. Prices for certain key commodities used in our parts production, particularly steel and resin, continue to be volatile.

Approximately two-thirds of our steel is acquired through resale programs operated by automobile manufacturers and the balance is generally acquired through annual or six month contracts. Under customer steel resale programs we are not exposed to steel price volatility, thus helping to manage our production costs. Certain of our operations generate scrap steel, which we typically sell at prices that fluctuate with published market indexes. Most of our resin purchases fluctuate directly with market indexes, although we do participate in some customer resale programs on a small portion of our resin purchases. To date, we have not experienced any significant difficulty in obtaining supplies of parts, components or key commodities for our manufacturing operations. Consistent with lean manufacturing principles, we do not carry inventories of key commodities or finished products significantly in excess of those reasonably required to meet production and shipping schedules.

18	Annual Information Form

PRODUCTS & SERVICES

Top Programs

Our top fifteen programs/platforms based on 2017 production and vehicle assembly sales were:

Note: Capabilities represented may not be on each vehicle or each trim level of each vehicle. Additionally, our capabilities in each product area range from components to full systems, only some of which may be represented on any particular program.

Magna International Inc.	19

Product Segments

A description of our product and service capabilities, processes, top customers and key competitors by reporting segment follow. Manufacturing facility and PDE&S Centres counts below include joint venture facilities. The 2017 Sales information in each product segment below is unaudited and does not reflect our adoption of the new ASC 606 revenue recognition standard, including the change in accounting for tooling and pre-production engineering beginning in 2018.

BODY EXTERIORS & STRUCTURES

Our Body Exteriors & Structures segment includes our body and chassis systems, exterior systems and roof systems operations.

152* Manufacturing Facilities	30* PDE&S Centres	19 Countries	73,000 Employees	$18.3B 2017 Sales

* Figure includes certain manufacturing facilities and PDE&S centres shared with other reporting segments.

Top Segment Programs

Customer	Vehicle
1. General Motors	Full-Size SUVs & Pick-up Trucks
2. General Motors	Chevrolet Equinox, GMC Terrain
3. Fiat/Chrysler	Ram Pick-up Trucks
4. Fiat/Chrysler	Jeep Cherokee
5. Ford	Ford F-Series Super Duty Trucks

Segment Trends and Strategic Focus

Key trends in this segment include: fuel-efficiency; and CO2 reduction. Our strategic focus in this segment is on vehicle lightweighting, active aerodynamics and use of multi-materials, as well as continued growth in the Chinese market.

Product Capabilities

BODY AND CHASSIS

PRODUCTS	KEY PROCESSES	TOP CUSTOMERS	KEY COMPETITORS

• body systems • chassis systems • engineering and testing

Forming technologies:

• hydroforming

• cold stamping, including high-strength steel

• hot stamping

• roll forming

• aluminum casting

• advanced welding

Finishing technologies:

• e-coating

• heat treating

• high temperature wax coating

		• General Motors • Ford • Fiat/Chrysler • Daimler • Volkswagen • BMW • PSA Peugeot Citroën • Honda • Renault-Nissan	• Benteler International AG • Gestamp Automoción S.L. • Metalsa, S.A. de C.V. • Martinrea International Inc. • Tower International, Inc. • F-Tech Inc. • Flex-N-Gate Corporation

20	Annual Information Form

EXTERIORS

PRODUCTS	KEY PROCESSES	TOP CUSTOMERS	KEY COMPETITORS

• fascia & trim • front end modules • liftgate & exterior modules • active aerodynamics • lightweight composites • sealing systems • engineered glass • running board & roof racks • fuel systems

Molding technologies:

• injection molding

• extrusion processes, such as co-extrusion, thermoset and thermoplastic extrusion

• structural reaction injection

• compression & thermoset molding

Finishing processes:

• painting hardcoating

• chrome plating

• vacuum anodizing

• in-mold film

Assembly processes:

• adhesive bonding

• infrared, sonic, vibration and resistance welding

• manual and automated assembly & sequencing

		• Fiat/Chrysler • Volkswagen • Ford • General Motors • BMW • Daimler • Renault-Nissan • Honda • Chery Automobile • Hyundai-Kia	• Valeo S.A. • Flex-N-Gate Corporation • Plastic Omnium S.A. • Samvardhana Motherson Peguform • Hitachi Chemical Company, Ltd. • HBPO GmbH

ROOF SYSTEMS

PRODUCTS	KEY PROCESSES	TOP CUSTOMERS	KEY COMPETITORS

• sliding folding & modular roofs • retractable hard tops and soft tops	• “cut and sew” of complete fabric covers • backlight gluing • manual and automated complete roof assembly	• Daimler • Volkswagen • Fiat/Chrysler • PSA Peugeot Citroën • General Motors	• Webasto Group • Valmet Automotive Inc. • Inteva Products, LLC • Inalfa Roof Systems Group B.V.

POWER & VISION

Our Power and Vision segment comprises of our global powertrain systems, electronics systems, mirrors & lighting and mechatronics operations.

124* Manufacturing Facilities	51* PDE&S Centres	21 Countries	54,500 Employees	$12.0B 2017 Sales

* Figure includes certain manufacturing facilities and PDE&S centres shared with other reporting segments.

Top Segment Programs

Customer	Vehicle
1. General Motors	Full-Size SUVs & Pick-up Trucks
2. Fiat/Chrysler	Ram Pick-up Trucks
3. Fiat/Chrysler	Chrysler Pacifica, Dodge Grand Caravan
4. Ford	Ford F-Series F150
5. Daimler	Mercedes-Benz GLC, GLC Coupe

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Segment Trends and Strategic Focus

Key trends in this segment include: electrification, autonomous driving and new mobility solutions. Our strategic focus in this segment is on enhancing our innovative product portfolio to take advantage of electrification opportunities, particularly through our capabilities in powertrain, lighting and electronic actuators, as well as developing flexible and scalable solutions for the autonomous driving market.

Products Capabilities

POWERTRAIN

PRODUCTS	KEY PROCESSES	TOP CUSTOMERS	KEY COMPETITORS

• transmission systems • driveline systems • fluid pressure & controls • metal-forming solutions • engineering services

• metal die-forming

• flow-forming

• stamping and spinning

• synchronous roll-forming

• die-spline rolling

• precision-heavy stamping

• fineblanking

• aluminum die casting and precision machining

• plastic injection molding

• welding

• soft and hard processing of gears and shafts

• rotary swaging

• hardening

• laser welding

• manual and automated assembly

• end-of-line testing

• General Motors • Volkswagen • Fiat/Chrysler • Daimler • Ford • Renault-Nissan • BMW • Great Wall Automobile • Tata Motors

• Aisin Seiki Co., Ltd.

• ZF Group

• JATCO Ltd.

• Nidec Corporation

• GKN plc

• BorgWarner Inc.

• Rheinmetall AG

• Johnson Electric

• American Axle & Mftg, Inc.

• Robert Bosch GmbH

• Linamar Corporation

• Valeo Siemens eAutomotive

• Continental AG

ELECTRONICS

PRODUCTS	KEY PROCESSES	TOP CUSTOMERS	KEY COMPETITORS

• advanced driver assistance systems/ADAS • secure connectivity • electronic controllers	• surface mount placements of electronic components on printed circuit boards • manual and automated assembly of electronic modules	• Ford • General Motors • Mazda • Fiat/Chrysler • Honda • ADAC Plastics	• Continental AG • Robert Bosch GmbH • Valeo S.A. • Autoliv Inc. • ZF Group • Aptiv PLC

22	Annual Information Form

MIRRORS & LIGHTNING

PRODUCTS	KEY PROCESSES	TOP CUSTOMERS	KEY COMPETITORS

• interior mirrors • exterior mirrors • actuators • door handle illumination • headlamps & tail lamps • small lighting and tail lamps • electronic controllers	• electronics integration • injection molding • painting • manual and automated assembly	Mirrors • Daimler • Ford • General Motors • Volkswagen • BMW • Fiat/Chrysler Lighting • General Motors • Fiat/Chrysler • Ford • Harley-Davidson • Daimler • Aston Martin • Honda	Mirrors • SMR Automotive • Gentex Corporation • Ficosa International S.A. Lighting • Valeo S.A. • Magneti Marelli S.p.A. • Hella KGaA Hueck & Co.

MECHATRONICS

PRODUCTS	KEY PROCESSES	TOP CUSTOMERS	KEY COMPETITORS

• latching systems • door modules • window systems • power closure systems • electronic features • handle assemblies • wire forming (rods)	• light stamping • injection molding • manual and automated assembly	• Fiat/Chrysler • General Motors • Renault-Nissan • Daimler • Volkswagen • Ford	• Brose Fahrzeugteile GmbH & Co. KG • Inteva Products, LLC • Kiekert AG

SEATING SYSTEMS

Our Seating Systems segment comprises our global seating systems operations.

56 Manufacturing Facilities	9* PDE&S Centres	18 Countries	27,000 Employees	$5.4B 2017 Sales

* Figure includes certain PDE&S centres shared with other reporting segments.

Top Segment Programs

Customer	Vehicle
1.Fiat/Chrysler	Chrysler Pacifica, Dodge Grand Caravan
2.Ford	Ford Escape, Ford Kuga, Lincoln MKC
3.Fiat/Chrysler	Jeep Grand Cherokee
4.General Motors	Chevrolet Equinox, GMC Terrain
5.Ford	Ford Transit, Ford Transit Custom

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Segment Trends and Strategic Focus

Key trends in this segment include: autonomous driving and new mobility solutions. Our strategic focus in this segment is on commercializing technologies that support the future of mobility. We also continue to focus on expansion in Asian markets, including through potential joint venture opportunities in China.

Product Capabilities

SEATING SYSTEMS

PRODUCTS	KEY PROCESSES	TOP CUSTOMERS	KEY COMPETITORS

• complete seating systems • seat structures, mechanism & hardware solutions • foam & trim products	• traditional “cut and sew” technology • manual and automated assembly • patented Multi-Material Mold-In-Place™ technology	• Ford • Fiat/Chrysler • General Motors • Volkswagen	• Adient plc • Lear Corporation • Faurecia S.A.

COMPLETE VEHICLES

Our Complete Vehicles segment comprises our global complete vehicle engineering and manufacturing operations.

7* Manufacturing Facilities	26* PDE&S Centres	6 Countries	12,000 Employees	$3.7B 2017 Sales

* Figure includes certain manufacturing facilities and PDE&S centres shared with other reporting segments.

Top Segment Programs

Customer	Vehicle
1.Daimler	Mercedes-Benz G-Class
2.BMW	BMW 5-Series
3.Tata Motors	Jaguar E-Pace

Segment Trends and Strategic Focus

Key trends in this segment include: alternative propulsion systems, autonomous driving and new mobility solutions. In addition to our core complete vehicle manufacturing business, our strategic focus in this segment is on leveraging our expertise in alternative energy storage and propulsion systems by further strengthening and capitalizing on our know how in different propulsion systems. We also continue to focus on integration and testing of autonomous driving systems, and we support our customers with one of the most versatile test environments for highly automated vehicles. In addition, our one-stop-shop supports the acceleration and market entry of new mobility solutions, exemplified by the utilization of our extensive component, systems, complete vehicle and manufacturing know-how to develop the concept of a scalable urban vehicle/autonomous shuttle platform.

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Product Capabilities

VEHICLE ENGINEERING & MANUFACTURING

PRODUCTS	KEY PROCESSES	TOP CUSTOMERS	KEY COMPETITORS

• contract manufacturing • engineering services	• manual and automated welding • bonding and riveting • manual and automated painting/coating (dipped and sprayed) and sealing • cycler testing • manual and automated assembly	• BMW • Daimler • Tata Motors • Brilliance China • PSA Peugeot Citroën	Contract Manufacturing • VDL Nedcar B.V. • Valmet Automotive Engineering Services • Bertrandt Group • EDAG Engineering GmbH • IAV GmbH

Tooling & Engineering

We design, engineer and manufacture tooling for our own use, as well as for sale to our customers. However, a predominant amount of our tooling used in our production programs is purchased by us from third parties and sold to our customers on a pass-through basis. Additionally, we provide engineering support services, independent of particular production programs on which we may have production sales.

Acquisitions and Divestitures

For further details of our acquisitions and divestitures in the last three fiscal years, refer to “Schedule B – Acquisitions and Divestitures”.

7. INNOVATION AND RESEARCH & DEVELOPMENT

FOCUS ON INNOVATION AND TECHNOLOGY

We have historically emphasized technology development and product and process innovation as a key element of our business strategy. See “Section 4 – Our Business Strategy” for further details. We seek to continue to be an industry leader in innovative products, services, processes and the use of materials. In order to help achieve this strategic goal, we intend to continue to direct significant resources to commercialize new products and services and develop new processes, which will provide additional value to our customers.

We expect that our involvement with automobile manufacturers and new mobility partners in the development of innovative product and process technologies will increase as automobile manufacturers further involve automotive suppliers in the overall vehicle development process.

OUR RESEARCH AND DEVELOPMENT PROCESS

Magna R&D activities take place at our Divisional/operating Group level and at the corporate level. Our Divisional/operating Groups work with our OEM customers to identify product gaps. Magna’s Corporate R&D team, under the under the global direction of our Executive Vice-President and Chief Technology Officer, analyze the key mega-trends that are expected to drive future mobility and automotive development. As part of these efforts, our Corporate R&D team engages with the advanced engineering and product development teams of our OEM customers to understand their product strategies and better align our own product strategy and technology development with customer needs.

All of our R&D projects follow an “innovation development process” or “IDP”. The IDP is a multi-stage process aimed at turning ideas into innovations that can ultimately be commercialized. The initial stage of the process is designed to foster the generation of ideas and includes, among other things: identification, understanding and analysis of societal, digital, demographic, regulatory, industry and other trends which may create demand for and thus drive development of new automotive technologies; review of academic research; collecting and screening ideas submitted through innovation programs; and automotive customer input.

Concepts that progress past this initial stage are further evaluated, including with respect to: fit with our strategy regarding mobility, autonomy and electrification; commercialization potential; and risks and challenges to further development. Selected innovations then progress through subsequent stages towards product or process realization, validation and eventually, product launch.

Our R&D initiatives are supported by and involve close collaboration with our Corporate R&D group. Our Divisional/operating Group R&D teams work together with Corporate R&D on technology development, and where necessary specific working groups are established to discuss and develop technological solutions.

Magna International Inc.	25

In addition to our internal processes, technology outreach and working groups, we have formed a Technology Advisory Council (“TAC”), which currently consists of six members and is led by our Chief Technology Officer. The members of the TAC assist in identifying additional business opportunities and contribute their extensive Technology-related knowledge, expertise and experience to our strategic planning process in areas such as ADAS, automotive safety, overall industry trends and next-generation technologies.

As a key part of our own innovation efforts and to gain further access to innovative thinking outside of our company, we also partner with potential inventors, entrepreneurs, universities, technical institutions, the venture capital community and start-ups to help bring innovative ideas to market. We also look for the best ideas from other industries and apply them to mobility, a process we call “auto-qualifying”. As part of our continuing efforts to develop innovative solutions to the technology challenges of new mobility and the automotive industry, in the last 12-15 months, we have investigated over 1100 potential innovations, which has led to 22 active projects. We currently have approximately $282 million in equity investments in 12 technology partnerships that we believe provide important product or technology development opportunities for our business.

INTELLECTUAL PROPERTY

We own and use numerous patents, trademarks, and other intellectual property in connection with our operations. In addition, certain of our operating Groups license their technology to third parties on a limited basis. We also license and use, to a minor extent, patents owned by others. From time to time, claims of intellectual property infringement are made by us or against us. At present, we believe that the outcome of any pending claim, whether positive or negative, will not have a material adverse effect upon us. While in the aggregate our intellectual property and licenses are considered important in the operation of our business, we do not consider them of such importance that the expiry of any one patent or license would materially affect our business.

INNOVATIONS

Innovation is a foundation of Magna’s success and an important factor in our competitiveness, a key operational priority and a critical element of our business strategy. Our current strategic focus is aimed at responding to key industry trends, as discussed in “Section 4 – Our Business Strategy”. Some examples of recent innovations are as follows:

SOMATEMP Seat

Our SOMATEMP Seat represents one of our latest seating innovations. Using seat based climate control technology that is faster than current market solutions, the SOMATEMP Seat offers significantly faster time to cooling sensation and to desired temperature. The more efficient climate control system results in reduced HVAC draw, allowing for battery range extension in electric vehicles.

etelligentDrive™ System/e1 Concept Vehicle

Addressing the trend towards vehicle electrification, Magna’s etelligentDrive System, featured on the e1 demonstration concept vehicle showcases different electric-drive (e-drive) concepts and systems as well as our vehicle integration capabilities. The e1 concept consists of one highly integrated e-drive system on the front axle and one on the rear axle with two electric motors. As a result of this innovative approach, the vehicle is able to achieve superior longitudinal and lateral dynamics, as well as greater vehicle stability. Our e-drives provide 100% torque immediately, without the lag found in torque curves of conventional boosted or non-boosted internal combustion engines. Each e-drive system in the vehicle uses three 140-kilowatt motors, adding up to an overall performance of a 420-kilowatt (560 horsepower) peak. The e-motors are combined with a single-speed reduction-gear transmission and inverter into a compact package.

Haptic Tailgate Actuator

We have developed high dynamic response haptic actuators which are able to power open and close tailgates in two seconds either through a light physical touch or automatically through a remote control. The technology which was licensed by Magna from a start-up company and advanced through our R&D process, is an example of our “open innovation” activities which aim to gain access to innovative thinking outside of our Company.

Solid State LiDAR

Recognizing that LiDAR is one of the critical enablers to achieve the desired levels of performance and overall safety in developing autonomous technologies, Magna collaborated with Israeli start-up, Innoviz Technologies, to integrate automotive-grade, solid-state LiDAR into its autonomous driving platform (the MAX4). This solid-state high-resolution LiDAR technology generates an accurate and dense 3D point cloud of the vehicle’s surroundings in real time, even in challenging settings such as direct sunlight, varying weather conditions and multi-LiDAR environments.

Active Air Dam

Our active air dam is the first of its kind on a high-volume production vehicle, the 2019 Dodge Ram 1500 pick-up truck. This innovation continues to build on our Active Aerodynamic (Actero™) systems, which are designed to improve fuel economy by redirecting airflow to reduce vehicle drag. The air dam is estimated to reduce vehicle drag by 7%, and across the Ram truck fleet, the active aero system is anticipated to save about 10 million gallons of fuel annually.

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Driver Monitoring Systems

We have developed a multi-sensor suite of biometric monitoring tools that monitor the attentiveness and drowsiness of a driver. Sensors embedded in the seat of the car use radar-based heartrate monitoring without the need for body electrodes. The sensors work in conjunction with cameras located in the mirrors, which monitor things such as gaze direction and blink rate and send data to a domain controller for actionable vehicle commands (i.e. a driver alert).

We have also introduced real time pressure seating technology. Using flexible and accurate sensors that monitor seat surface pressure and location in real time, our next generation occupation classification system detects and classifies occupant size and position, detects any out-of-position occupant and can also simultaneously support automated comfort adjustment to the seat.

MAX4 Autonomous Driving Platform

Our MAX4 autonomous driving platform is a fully integrated, customizable and scalable autonomous driving sensing and compute platform that can enable up to Level 4 autonomous driving capabilities in both urban and highway environments. Level 4 automation includes vehicles that can perform all safety-critical functions for the duration of a trip in a specified operational design domain with no input from a driver, except for destination or navigation input. The MAX4 combines cameras, RADAR, LiDAR and ultrasonic sensors with a compute platform that is designed for easy integration with any automakers’ existing and future platforms – including hybrid and electric vehicles. Additionally, Magna’s compute platform, scalable for high-volume production, is flexible, upgradeable and fully functional with a fraction of power requirements compared to alternative solutions. The MAX4 also retains an automaker’s existing design and styling freedom by not taking up cargo space in the rear of the vehicle or personal space in the main compartment.

INNOVATION AWARDS

In addition to the innovations described above, a number of our product and process innovations have received accolades and awards in 2017, including the following:

Automotive News 2018 PACE Award Finalist

We have been selected as a finalist for the 2018 Automotive News Pace Awards for the Trailer Angle Detection System, jointly developed with Ford and available on the Ford F-Series pick-up trucks. The technology is an electronic driver assistance system, available on Ford F-Series that enables the Trailer Reverse Guidance and Pro-Trailer Backup Assist systems.

Multiple Awards for our Carbon Fiber Composite Subframe

Our prototype carbon fiber composite subframe, developed in cooperation with Ford, replaced 45 steel parts with 2 molded and 4 metallic parts (87% reduction in the number of parts used), reducing mass by approximately 34%, compared to a stamped steel equivalent. The subframe was recognized with:

•	a Process Innovation Award and People’s Choice Award from the Society of Plastics Engineers (SPE); and

•	a Gold Award at the eMove 360° Munich Expo, an annual international trade fair for connected cars.

Materials Innovation Award (SPE)

We received a Materials Innovation Award from the Society of Plastics Engineers (SPE) for our class-A body panel made from reclaimed carbon fiber, which weighs 30-40% less than an aluminum version, increasing sustainability, recyclability and lightweighting.

GM Supplier of the Year Innovation Award

We received the General Motors Supplier of the Year Innovation Award for our use of laser cutting and welding on the front fascias which appear on the 2017 Chevrolet Camaro ZL1. The innovative process used provides greater flexibility when making lower-volume parts and enables weight savings by using thinner-walled components.

Innovation Award (SPE Detroit)

We received an Innovation Award in the Exteriors category from the Society of Plastics Engineers Detroit Chapter for our torsional welding process. The process is a new way to join thermoplastic materials together. The process features a high-speed twisting motion that creates enough friction-based heat to join a plastic bracket to a thermoplastic fascia. The innovative process achieves an approximate 10% weight reduction by allowing thinner materials to be joined, is currently being used on the 2017 Skoda Octavia.

AutomotiveINNOVATIONS Award

For the second time in three years, we were awarded The Center of Automotive Management (CAM) and PricewaterhouseCoopers (PwC) Germany AutomotiveINNOVATIONS Award as the Most Innovative Automotive Supplier. The 2017 award is in the chassis, car body and exterior category for its new process of welding steel and aluminum together to make a multi-material vehicle structure with less mass and weight than an all-steel version.

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8. CAPITAL STRUCTURE, FINANCINGS AND CREDIT RATINGS

Our Capital Strategy

We have returned significant amounts of capital to our shareholders in recent years in the form of dividends and share repurchases and have also made significant levels of investment in our business. As a result, we had an Adjusted Debt ratio of 1.13 times Adjusted EBITDA1 by the end of 2017 and aim to maintain such ratio in the range of 1.0 – 1.5 times Adjusted EBITDA.

Going forward, we continue to focus on growing our earnings and maximizing free cash flow, while looking to maintain the efficiency of our capital structure by:

•	preserving liquidity and maintaining a high investment grade credit rating;
•

ensuring the cash on our balance sheet remains at a level reasonably required to run our operations and invest in our business through organic growth, innovation spending, and acquisitions that fit our product strategy;

•	steadily growing dividends over time; and
•	returning excess cash to shareholders in the form of share repurchases.

(1)

Adjusted Debt is calculated by taking our long and short term debt and adding adjustments relating to operating leases and pension obligations. Adjusted EBITDA is calculated by taking our Earnings before Interest, Taxes, Depreciation and Amortization and adding adjustments relating to operating leases, pension obligations and unusual items. In each case, such adjustments reflect a methodology for calculating such ratios used by Moody’s.

Authorized Share Capital

Our authorized share capital consists of an unlimited number of Common Shares and 99,760,000 Preference Shares, issuable in series, all with no par value. As of March 23, 2018, the Record Date for our Meeting, a total of 358,106,216 Common Shares were issued and outstanding. No Preference Shares have been issued or are outstanding.

The following is a brief description of the significant attributes of our authorized share capital and is qualified in its entirety by reference to the detailed provisions in our charter documents. The attributes of our Common Shares and our Preference Shares are set out in our charter documents.

Common Shares

The holders of our Common Shares are entitled:

•	to one vote for each Common Share held at all meetings of our shareholders, other than meetings of the holders of another class or series of shares;
•	to receive any dividends that may be declared by our Board, subject to the preferential rights attaching to any shares ranking in priority to our Common Shares; and
•

to receive, after the payment of our liabilities and subject to the rights of the holders of any shares ranking in priority to our Common Shares, all our property and assets available for distribution in the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, or any other distribution of assets among our shareholders for the purpose of winding-up our affairs.

For further details of our market for securities, refer to “Schedule C – Market for Securities”.

Preference Shares

Our Board may, without the approval of any of our shareholders, fix the number of shares in, and determine the attributes of, an individual series of Preference Shares and issue shares of such series from time to time. The shares of each such series will be entitled to a preference over our Common Shares, but will rank equally with the Preference Shares of every other series with respect to the payment of dividends and in the distribution of all our property and assets available for distribution in the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, or any other distribution of assets among our shareholders for the purpose of winding-up our affairs. No Preference Shares have been issued or are outstanding and we do not currently anticipate issuing any such shares. In the event we do issue Preference Shares in the future, we would expect to issue them solely for legitimate financing purposes and not to block a change of control transaction.

Amendments to Share Provisions and Other Matters

The provisions attaching to our Preference Shares, to a series of our Preference Shares and to our Common Shares may not be deleted or varied without the approval of the holders of the class or series concerned. In addition, no shares of a class ranking prior to or on a parity with our Preference Shares, or our Common Shares, may be created without the approval of the holders of the class or each series of the class concerned. Any approval required to be given must be given by two-thirds of the votes cast by those present or voting at a meeting of the holders of the class or series concerned duly called for that purpose in addition to any other consent or approval required by law.

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Dividends

The following table sets forth the cash dividends paid and payable on our Common Shares for the last three years.

We intend to continue paying a quarterly dividend from our cash flow from operations, with the aim of regularly increasing the dividend consistent with our practice since 2010. The declaration and payment of dividends, including the dividend rate, is reviewed quarterly by our Board and is subject to the Board’s discretion taking into account our cash flow, capital requirements, our financial condition and other factors they consider relevant. See “Section 5 – Risk Factors”.

Dividend Reinvestment Plan (DRIP)

Since 1994, we have maintained a dividend reinvestment plan in which registered shareholders have the option to purchase additional Common Shares by investing the cash dividends paid on their shares.

Financings and Securities/Corporate Transactions

Issuance of Senior Unsecured Notes

On August 24, 2017, we filed a short form base shelf prospectus (“2017 Shelf Prospectus”) with the Ontario Securities Commission (“OSC”) and a corresponding shelf registration statement with the United States Securities and Exchange Commission (“SEC”) on Form F-10 (“2017 Registration Statement”) to provide for the offering in Ontario and the United States of up to an aggregate of $2 billion of senior unsecured notes from time to time over a 25 month period.

On September 25, 2017 we issued €600,000,000 in 1.500% senior unsecured notes due September 25, 2027 pursuant to the 2017 Shelf Prospectus and 2017 Registration Statement.

We previously issued the following senior unsecured notes pursuant to previous shelf prospectuses and registration statements, and in the case of the CAD$425,000,000 senior unsecured notes, by way of private placement to accredited investors in each of the provinces of Canada:

Issuance Date	Amount Issued	Interest Rate	Maturity Date
June 16, 2014	$750,000,000	3.625%	June 15, 2024
September 23, 2015	$650,000,000	4.150%	October 1, 2025
November 24, 2015	€550,000,000	1.900%	November 24, 2023
December 7, 2015	CAD$425,000,000	3.100%	December 15, 2022

The Prospectus Supplements which describe each of the notes above have been filed on SEDAR (www.sedar.com).

Global Credit Facility

We maintain a $2.75 billion syndicated revolving credit facility that expires on June 22, 2022. The facility includes a $200 million Asian tranche, a $100 million Mexican tranche and a tranche for Canada, U.S. and Europe, which is fully transferable between jurisdictions and can be drawn in U.S. dollars, Canadian dollars or euros.

Commercial Paper Programs

We have established a euro-commercial paper program (the “ECP Program”) and a U.S. commercial paper program (the “USCP Program”), each backstopped by our Global Credit Facility. Under the ECP Program, one of our indirect wholly-owned subsidiaries may, from time to time, issue euro-commercial paper notes (the “ECP Notes”), subject to an aggregate maximum of €500 million or its equivalent in alternative currencies. Under the USCP Program, we may, from time to time, issue commercial paper notes (the “US Notes”), subject to an aggregate maximum of $500 million or its equivalent in alternative

Magna International Inc.	29

currencies. As at December 31, 2017, we have issued €150 million and $70 million under the ECP Program and USCP Program, respectively.

Normal Course Issuer Bid

On November 13, 2017, the Toronto Stock Exchange (“TSX”) accepted our Notice of Intention (the “Notice”) to Make a Normal Course Issuer Bid relating to the purchase of up to 35,800,000 Magna Common Shares (the “2018 Bid”), representing approximately 10% of our “public float” of Common Shares. The primary purposes of the 2018 Bid are purchases for cancellation, as well as purchases to fund our stock-based compensation awards or programs and/or our obligations to our deferred profit sharing plans. The 2018 Bid commenced on November 15, 2017 and will terminate no later than November 14, 2018.

Purchases of Common Shares under the 2018 Bid are made on the TSX or the NYSE at the prevailing market price at the time of purchase and in accordance with the rules and policies of the TSX or in compliance with Rule 10b-18 under the U.S. Securities Exchange Act of 1934, respectively. Purchases may also be made through other published markets, or by such other means permitted by the TSX, including by private agreement or under a specified share repurchase program, pursuant to an issuer bid exemption order issued by a securities regulatory authority. Purchases made by way of such private agreements or under a specified share repurchase program pursuant to an issuer bid exemption order are at a discount to the prevailing market price and are included in the aggregate number of Common Shares purchased under the 2018 Bid.

We have purchased the following Common Shares pursuant to the 2018 Bid as at March 23, 2018, and under our previous normal course issuer bid which commenced on November 15, 2016 and terminated on November 14, 2017 (“2017 Bid”):

	2018 Bid	2017 Bid
Shares purchased and cancelled	3,393,767	24,680,154
Shares purchased and retained for stock-based compensation awards or programs and/or deferred profit sharing plans	0	587,047
Total	3,393,767	25,267,201

Notes:

(1)

1,079,400 Common Shares were purchased pursuant to a specified share repurchase program with an arm’s length, third-party seller at a discount to prevailing market prices pursuant to an issuer bid exemption order issued to us by the OSC on March 17, 2017.

(2)

1,867,100 Common Shares were purchased pursuant to two specified share repurchase programs with two arm’s length, third-party sellers at a discount to prevailing market prices pursuant to issuer bid exemption orders issued to us by the OSC on November 21, 2017.

Ratings

As of the date of this AIF, we have been assigned the ratings in the table below:

Credit Rating Agency	Issuer Rating	Senior Debt Rating	Short-Term Debt Rating	Outlook/ Trend
Dominion Bond Rating Service (“DBRS”)(1)	A (low)	A (low)	R-1 (low)	Stable
Moody’s Investor Services (Moody’s)(2)	A3	A3	P-2	Stable
Standard & Poor’s (S&P)(3)	A-	A-	A-2	Stable

Notes:

(1)

DBRS’s issuer and senior debt ratings are based on its long-term rating scale that ranges from “AAA” to “D” which represents the range from an issuer with the highest credit quality to one that has filed under bankruptcy, insolvency or winding up legislation or failed to satisfy an obligation after exhausting grace periods. A rating in the “A” rating category is in the third highest category of the relevant scale of eight major categories and is considered by DBRS to be of good credit quality, with substantial capacity for payment of financial obligations. “High” and “low” grades are used to indicate the relative standing of credit within a particular rating category. The absence of one of these designations indicates a rating which is in the middle of the category, excluding the AAA and D categories for which the “high”, “middle” or “low” designations are not used. The DBRS rating trends provide guidance in respect of DBRS’ opinion regarding the outlook for the rating in question, with rating trends falling into one of three categories - “Positive”, “Stable” or “Negative”. The rating trend indicates the direction in which DBRS considers the rating is headed should present tendencies continue, or in some cases, unless challenges are addressed. A “Positive” or “Negative” does not necessarily indicate a ratings change is imminent, but rather the trend represents an indication that there is a greater likelihood that the rating could change in the future than would be the case if a “Stable” trend was assigned.

DBRS’s short-term debt rating is based on its commercial paper and short-term debt rating scale that ranges from “R-1 (high)” to “D” which represents the range from an issuer with the highest credit quality to one that has filed under bankruptcy, insolvency or winding up legislation or failed to satisfy an obligation after exhausting grace periods. A rating in the “R-1 (low)” category represents the third highest category of the relevant scale of ten major categories and is considered by DBRS to be of good credit quality, with substantial capacity for payment of financial obligations.

(2)

Moody’s senior unsecured issuer rating is an opinion as to our future relative creditworthiness. The credit rating is based on a rating scale that, for global automotive suppliers, ranges from “Aaa” to “C”, which represents the range from those obligations with minimal credit risk to those obligations that are in default with little prospect of recovery. Issuer’s in the “A” rating category are in the third highest category of the relevant scale of nine major categories and are considered by Moody’s to be subject to low credit risk. The determination of the overall rating assigned to a global automotive supplier is based on an assessment of an issuer’s performance in four broad weighted categories which are further broken down into 13 weighted sub-factors each of which maps to a specific letter rating in the range above. The indicated rating category for each sub-factor (i.e., Aaa, Aa, etc.) is then converted into a numeric value, which is then multiplied by the weight for that sub-factor with the results then totaled to produce a composite weighted-factor score, that is itself then mapped back to an alphanumeric rating based on the ratings range from Aaa to C. Moody’s appends the numerical modifiers 1, 2, or 3 to each generic rating classification from Aa through Caa. The modifiers 1, 2 and 3 indicate that the obligation ranks in the higher end, mid-range or lower end of its generic rating category, respectively. The Moody’s rating outlook is an opinion regarding the likely direction of an issuer’s rating over the medium term, and fall into one of four categories: Positive, Negative, Stable or Developing.

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(3)

S&P’s issuer credit rating is a current opinion of our overall financial capacity (i.e. credit worthiness) to pay our financial obligations in full and on time. This credit rating is based on a rating scale that ranges from “AAA” to “D”, which represents the range from extremely strong capacity to meet financial obligations to a failure to pay one or more financial obligations when it came due. An issuer with a long-term issuer rating in the “A” rating category is in the third highest category of the relevant scale of ten major categories and is considered by Standard & Poor’s to have a strong capacity to meet its financial commitments but is somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions than issuers in higher-rated categories. The ratings from “AA” to “CCC” may be modified by the addition of a plus (+) or minus (-) sign to show relative standing within the major rating categories. The lack of one of these designations indicates a rating that is in the middle of the category. The S&P rating outlook assesses the potential direction of a credit rating over the intermediate term (typically six months to two years), but is not necessarily a precursor to a rating change. A “Stable” outlook rating means the rating is not likely to change.

Credit ratings are intended to provide investors with an independent measure of the credit quality of debt and securities. The credit ratings assigned to us or our senior debt by the rating agencies are not recommendations to purchase, hold or sell our debt or securities, since such ratings do not address market price or suitability for a particular investor. There is no assurance that any rating will remain in effect for any given period of time or that any rating will not be revised or withdrawn entirely by a rating agency in the future, if in its judgement, circumstances warrant. We have made customary payments to each of DBRS, Moody’s and S&P in respect of the ratings assigned to us during the last two years and expect to continue to do so. In addition, we made payments to Moody’s and S&P in connection with the confirmation of our ratings in respect of the issuance of our Senior Notes and continued issuance of our ECP Program and USP Program.

9. DIRECTORS & EXECUTIVE OFFICERS

DIRECTORS

Our Board currently consists of the following members:

Name & Municipality of Residence	Director Since	Principal Occupation
Scott B. Bonham(1) California, U.S.A.	May 10, 2012	Corporate Director and Co-Founder, Intentional Capital
Peter G. Bowie Ontario, Canada	May 10, 2012	Corporate Director
Mary S. Chan New Jersey, U.S.A.	August 10, 2017	Managing Partner of VectoIQ LLP and Corporate Director
Lady Barbara Judge London, England	September 20, 2007	Corporate Director
Dr. Kurt J. Lauk(2) Stuttgart, Germany	May 4, 2011	Co-Founder & President, Globe CP GmbH
Cynthia A. Niekamp Michigan, U.S.A.	May 8, 2014	Corporate Director
William A. Ruh California, U.S.A.	May 11, 2017	Chief Executive Officer, Senior VP and Chief Digital Officer, GE Digital
Dr. Indira V. Samarasekera British Columbia, Canada	May 8, 2014	Senior Advisor, Bennett Jones LLP and Corporate Director
Donald J. Walker Ontario, Canada	November 7, 2005	Chief Executive Officer of Magna
Lawrence D. Worrall Ontario, Canada	November 7, 2005	Corporate Director
William L. Young(3)(4) Massachusetts, U.S.A.	May 4, 2011	Corporate Director

Notes:

(1)	Effective January 1, 2018, Mr. Bonham entered into a consulting arrangement with a subsidiary of Magna under which he will provide venture capital and technology advisory services to Magna.

(2)	Dr. Lauk was a director of Papierfabrik Scheuffelen GmbH, a private company, when it filed for bankruptcy protection under German law on July 17, 2008.

(3)	Chairman of the Board.

(4)	Mr. Young was:

●

a director of American Fiber & Yarns and Recycled Paper Greetings, both of which were private companies, when they filed voluntary petitions for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code on September 23, 2008 and January 2, 2009, respectively; and

●

a director of Pharmetics (2011) Inc., a private company, until he resigned in connection with the sale of Pharmetics in September 2017. Approximately five months after the sale, in February 2018, Pharmetics filed a Notice of Intention to Make a Proposal under the Bankruptcy and Insolvency Act (Canada).

All of our directors were elected to their present terms of office by our shareholders at our Annual Meeting of Shareholders held on May 11, 2017, except Mrs. Chan who was appointed to the Board on August 10, 2017. The term of office for each director expires at the conclusion of the next annual meeting of our shareholders. No executive committee of the Board has been constituted.

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All of the directors have held the principal occupations identified above (or another position with the same employer) for not less than five years, except as follows:

•	Mr. Bonham was a Venture Partner of GGV Capital from 2011 to June 2015, a venture capital firm he co-founded in 2000;
•	Ms. Niekamp was Senior Vice-President, Automotive Coatings, PPG Industries, Inc. from July 2010 to March 2016; and
•	Ms. Samarasekera was President & Vice-Chancellor of the University of Alberta from July 2005 to July 2015.

All of our directors, with the exception of Mr. Walker, our CEO, and Mr. Bonham, a non-independent, non-executive director, have been determined by our Board to be “independent directors” within the meaning of such term under applicable law.

Board Committees

A copy of our Audit Committee Charter is available on our website (www.magna.com) under “Corporate Governance” and has been filed on SEDAR (www.sedar.com) and on EDGAR (www.sec.gov/edgar) and is incorporated by reference into this AIF. Additional information about our Audit Committee is contained under “Corporate Governance – Report of the Audit Committee” in our Circular for our Meeting, which is incorporated by reference into this Annual Information Form.

The Board has approved a new Committee structure which will take effect on April 1, 2018, which includes: continuation of our Audit Committee and CGCNC; establishment of a Technology Committee; and “sunset’’ of the EROC effective March 31, 2018. Membership of these Committees as of April 1, 2018, will be as follows:

Name	Audit Committee	Corporate Governance, Compensation & Nominating Committee	Technology Committee
Peter G. Bowie	•
Mary S. Chan			•
Lady Barbara Judge		•
Dr. Kurt J. Lauk
Cynthia A. Niekamp	•
William A. Ruh			•
Dr. Indira V. Samarasekera		•
Lawrence D. Worrall
William L. Young

• Committee Member	Committee Chair

Note: Mr. Bonham resigned as a member of the Audit Committee and EROC effective December 31st, 2017 prior to entering into a consulting arrangement with a subsidiary of the Company effective as of January 1, 2018 and, accordingly, does not serve on any Board Committees.

Additional details regarding the new Committee structure can be found in the Circular, which is incorporated by reference into this AIF.

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EXECUTIVE OFFICERS

Our executive officers currently consist of the following persons:

Name & Municipality of Residence	Principal Occupation
Donald J. Walker Ontario, Canada	Chief Executive Officer (since November 2010; previously Co-CEO since April 2005)
Vincent J. Galifi Ontario, Canada	Executive Vice-President (since September 1996) and Chief Financial Officer (since December 1997)
Jeffrey O. Palmer Ontario, Canada	Executive Vice-President (since January 2001) and Chief Legal Officer (since January 2008)(1)
Guenther Apfalter Upper Austria, Austria	President, Magna Europe (since February 2011)
Seetarama Kotagiri Michigan, U.S.A.	Executive Vice-President and Chief Technology Officer (since January 2014)
Marc J. Neeb Ontario, Canada	Executive Vice-President (since January 2003) and Chief Human Resources Officer (since January 2014)
Francis C. Seguin Ontario, Canada	Executive Vice-President, Corporate Projects and Strategy Development (since February 2016)
Tommy J. Skudutis Ontario, Canada	Chief Operating Officer (since May 2007)
James J. Tobin, Sr. Michigan, U.S.A.	Chief Marketing Officer (since May 2010) and President, Magna Asia (since February 2012)

(1) Mr. Palmer is retiring effective as of July 31, 2018.

To the extent that our executive officers have not held the offices identified above for the last five years, they have held the following offices or positions with us and/or have had the following principal occupations during the last five years:

•

Mr. Kotagiri who also currently serves as President, Magna Powertrain (since December 2017), was President, Magna Electronics from February 2016 to December 2017, Executive Vice President, Corporate Engineering and R&D from January to December 2013, and Executive Vice President of Global Engineering and R&D of Cosma International from June 2008 to December 2013;

•	Mr. Neeb was Executive Vice-President, Global Human Resources from January to December 2013; and
•	Mr. Seguin was President of Magna Closures from January 2010 to January 2016.

Beneficial Ownership of Securities

All our directors and executive officers (as a group 19 persons) owned beneficially or exercised control or direction over 3,741,732 Common Shares representing approximately 1.0% of the class, as at March 23, 2018. Our issued and outstanding Common Shares are held as follows:

Magna International Inc.	33

10. LEGAL PROCEEDINGS

KS Centoco

Magna reached a settlement agreement with the plaintiffs in the KS Centoco Ltd. (“KS Centoco”) legal proceedings in September 2017. Under the settlement agreement, Magna relinquished its 23% equity interest in KS Centoco and paid CAD$25 million in exchange for a full and final release of all claims.

Antitrust Investigation

In September 2014, the Conselho Administrativo de Defesa Economica, Brazil’s Federal competition authority, attended at one of the Company’s operating divisions in Brazil to obtain information in connection with an ongoing antitrust investigation relating to suppliers of automotive door latches and related products. Proceedings of this nature can often continue for several years. At this time, management is unable to predict the duration or outcome of the Brazilian investigation.

The Company’s policy is to comply with all applicable laws, including antitrust and competition laws. The Company has completed its previously announced global review focused on antitrust risk and does not currently anticipate any material liabilities in connection with the review.

In the event of an antitrust violation, Magna could be subject to fines, penalties, restitution settlements and civil, administrative or criminal legal proceedings and other consequences, including reputational damage.

Other

In the ordinary course of business activities, we may become contingently liable for litigation and claims with customers, suppliers, former employees and other parties. In addition, we may be, or could become, liable to incur environmental remediation costs to bring environmental contamination levels back within acceptable legal limits. On an ongoing basis, we assess the likelihood of any adverse judgments or outcomes to these matters, as well as potential ranges of probable costs and losses.

A determination of the provision required, if any, for these contingencies is made after analysis of each individual issue. The required provision may change in the future due to new developments in each matter or changes in approach, such as a change in settlement strategy in dealing with these matters.

Warranty, Product Liability and Recall Costs

In certain circumstances, we are at risk for warranty costs, including product liability and recall costs. Due to the nature of the costs, we make our best estimate of the expected future costs, however, the ultimate amount of such costs could be materially different. We continue to experience increased customer pressure to assume greater warranty responsibility. Currently, under most customer agreements, we only account for existing or probable claims. Under certain complete vehicle engineering and assembly contracts, and with respect to certain powertrain systems programs, we record an estimate of future warranty-related costs based on the terms of the specific customer agreements and the specific customer’s, or our own, warranty experience.

11. OTHER INFORMATION

Additional Information

Our Circular contains the following additional information:

•	our directors’ and named executive officers’ remuneration and indebtedness;
•	our voting securities and their principal holders; and
•	securities authorized for issuance under our equity-based compensation plans.

Additional financial information about us is provided in our consolidated financial statements as at and for the two-year period ended December 31, 2017 and in our MD&A. These documents and additional information about us may be found on SEDAR, at www.sedar.com, on EDGAR at www.sec.gov/edgar and on our website, at www.magna.com.

Interests of Management & Others in Material Transactions

Reference is made to “Interests of Management and Other Insiders in Certain Transactions” in our Circular for our Meeting, which is incorporated by reference into this AIF.

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Transfer Agent & Registrar

The transfer agent and registrar for our Common Shares is Computershare Trust Company of Canada, at its principal offices in Toronto, Ontario. The co-transfer agent and co-registrar for our Common Shares in the United States is Computershare Trust Company, N.A., at its offices in Canton, Massachusetts.

Interests of Experts

Our independent auditor for the 2017 fiscal year is Deloitte LLP. Deloitte LLP is independent within the meaning of the Rules of Professional Conduct of the Chartered Professional Accountants of Ontario, and the applicable rules and regulations adopted by the SEC and the Public Company Accounting Oversight Board (United States) (PCAOB). Additional information regarding the fees paid to our independent auditors is contained under “Meeting Information – Business of the Meeting” in our Circular, which is incorporated by reference into this AIF.

Magna International Inc.	35

SCHEDULES

SCHEDULE A

SUBSIDIARIES AND INVESTMENTS IN AFFILIATED COMPANIES

Subsidiaries

A list of our principal subsidiaries and each of their jurisdictions of incorporation as of December 31, 2017 is set out below. Our legal structure (including that of our subsidiaries) is not necessarily indicative of our operational structure.

Subsidiary(1)(2)	Voting Securities	Jurisdiction of Incorporation
175 Holdings ULC	100%	Alberta
Magna US Holding, Inc.	100%	Delaware
Cosma International of America, Inc.	100%	Michigan
Intier Automotive of America, Inc.	100%	Delaware
Intier Automotive of America Holdings, Inc.	100%	Delaware
Magna Seating of America, Inc.	100%	Delaware
Magna Exteriors Holdings, Inc.	100%	Delaware
Magna Exteriors of America, Inc.	100%	Delaware
Magna Mirrors of America, Inc.	100%	Michigan
1305290 Ontario Inc.	100%	Ontario
Magna International Investments S.A.	100%	Luxembourg
Magna International Automotive Holding GmbH	100%	Austria
Magna Automotive Europe GmbH	100%	Austria
Magna Automotive Holding AG	100%	Austria
Magna Metalforming AG	100%	Austria
Magna Steyr AG & Co. KG	100%	Austria
Magna Steyr Fahrzeugtechnik AG & Co. KG	100%	Austria
Magna Powertrain GmbH	100%	Austria
Getrag PT GmbH	100%	Germany
New Magna Investments N.V.	100%	Belgium
Magna Automotive Holding (Germany) GmbH	100%	Germany
Magna Exteriors Inc.	100%	Ontario
Magna International (Hong Kong) Limited	100%	Hong Kong
Magna Powertrain Inc.	100%	Ontario
Magna Seating Inc.	100%	Ontario

Notes:

(1)

The table shows the percentages of the votes attached to all voting securities and of each class of non-voting securities, owned by us or over which control or direction is exercised by us. Parent/subsidiary relationships are identified by indentations. Percentages represent the total equity interest in a subsidiary, which is not necessarily indicative of percentage voting control.

(2)

Subsidiaries not shown each represent less than 10% of our total consolidated revenues and total consolidated assets (although not all subsidiaries shown necessarily each represent more than 10% of our total consolidated assets and total consolidated sales) and, if considered in aggregate as a single subsidiary, represent less than 20% of our total consolidated revenues and total consolidated assets.

Investments in Affiliated Companies

Our principal investments in affiliated companies are the following:

Joint Venture	Magna Equity Ownership %(1)	Partner(s)	Reporting Segment
Litens Automotive Partnership	76.7% (non-controlling 50% voting interest)	Current and retired members of senior Litens management	Power & Vision
Getrag Ford Transmission GmbH	50.0%	Ford Motor Co.	Power & Vision
Getrag (Jiangxi) Transmission Co., Ltd	66.7%(2)	Jiangling Motor Company Group	Power & Vision
Dongfeng Getrag Transmission Co. Ltd	50.0%	Dongfeng Motor Group Company	Power & Vision
HAPM Magna Seating Systems	49.9%	Hubei Aviation Precision Machinery Co., Ltd.	Seating Systems

Notes:

(1)	Direct and/or indirect ownership interest.
(2)	As reflected in our audited consolidated financial statements for the year ended December 31, 2017. Represents a 50% economic interest.

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SCHEDULE B

ACQUISITIONS AND DIVESTITURES

We have completed a number of acquisitions, divestitures, financings and securities/corporate transactions in the last three fiscal years, including those listed below. None of these acquisitions constitutes a “significant acquisition” within the meaning of such term in National Instrument 51-102 – Continuous Disclosure Obligations of the Canadian Securities Administrators. Additional information about the acquisitions and/or divestitures listed below can be found in Note 6 of our consolidated financial statements as at and for the two-year period ended December 31, 2017, and Note 7 of our consolidated financial statements as at and for the two-year period ended December 31, 2016.

ACQUISITIONS

Year	Acquisition
2017	None
BÖCO Boddecker & Co. GmbH & Co. KG
2016	Telemotive AG
Getrag Group of Companies
Chongqing Xingqiaorui (Partnership Arrangement)
2015	Stadco Automotive Ltd.
Philips & Lite-On Digital Solutions

DIVESTITURES

Year	Divestiture
2017	Minority interest in Shin Young Co., Ltd. joint venture
2016	None
2015	Interiors operations (excluding our Seating operations)
Battery pack business

Magna International Inc.	37

SCHEDULE C

MARKET FOR SECURITIES

Our Common Shares are listed and posted for trading on the TSX under the trading symbol “MG”, and on the New York Stock Exchange under the trading symbol “MGA”.

The high and low sale prices and volume of shares traded for our Common Shares, as reported by the TSX and NYSE, respectively, for the months during the year ended December 31, 2017 were as follows:

Month	TSX (High) (C$)	TSX Low (C$)	TSX Volume	NYSE High ($)	NYSE Low ($)	NYSE Volume
January	60.73	55.41	16,446,390	45.80	41.84	25,620,446
February	60.78	55.36	16,309,850	46.18	42.26	25,185,261
March	59.49	56.22	18,222,094	44.72	41.96	25,077,943
April	57.60	52.63	18,189,610	43.15	39.50	29,930,781
May	62.94	55.83	24,301,087	46.18	40.71	38,896,713
June	62.80	57.12	25,111,826	46.60	43.18	37,177,382
July	62.24	58.92	14,875,196	48.90	45.73	24,498,223
August	61.58	57.47	20,498,515	48.58	45.37	35,982,564
September	67.06	58.49	21,865,279	53.74	47.66	27,734,573
October	71.22	66.09	18,552,798	55.76	52.73	24,360,017
November	72.50	65.52	17,756,310	56.18	51.54	20,057,009
December	74.29	69.90	16,486,682	58.07	54.80	14,543,508

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APPENDIX

SUSTAINABILITY REPORT

2017

Magna International Inc.	39

Sustainability influences the way we run our business, operate our facilities and contribute to communities around the world. We strive to conduct business in ways that respect the rights of stakeholders, including shareholders, employees, customers and the communities in which we operate. At its essence, we are committed to being a responsible corporate citizen and have backed our commitment with concrete actions in five core areas.

ENVIRONMENTAL RESPONSIBILITY & STEWARDSHIP

249 FACILITIES ISO 14001 CERTIFIED

Our Commitment to Health, Safety and the Environment

We strive to be an industry leader in health, safety and environmental practices in all our operations through technological innovation and process efficiencies to minimize the impact of our operations on the environment and to provide safe and healthful working conditions. In furtherance of this objective, our Health, Safety and Environmental Policy (“HSE Policy”) commits us to, among other things:

• complying with, and exceeding where reasonably possible, all applicable health, safety and environmental laws, regulations and conforming with our internal standards based on generally accepted environmental practices and industry codes of practice;

• regularly evaluating and monitoring past and present business activities impacting on health, safety and environmental matters;

• improving the efficient use of natural resources, including energy and water;

• minimizing waste streams and emissions,

• implementing effective recycling in manufacturing operations, in each case, through the use of locally set continuous improvement targets;

36 FACILITIES IS0 50001 CERTIFIED

•	utilizing innovative design and engineering to reduce the environmental impact of our products during vehicle operation and at end of life;
•	ensuring that a systematic review program is implemented and monitored at all times for each of our operations, with a goal of continuous improvement in health, safety and environmental matters; and
•	reporting to the Board at least annually.

The full text of our HSE Policy is located on our website (www.magna.com) under “Corporate Governance”.

Environmental Compliance

We are subject to a wide range of environmental laws and regulations relating to emissions, soil and ground water quality, wastewater discharge, waste management and storage of hazardous substances. Magna has developed a strong global environmental compliance program that provides regular assessment of environmental performance. This environmental compliance program consists of regular third party and internal audits or inspections of our facilities for compliance with local regulations, our internal corporate standards and industry best practices. The results of our environmental program were reported to and are overseen by the EROC for periods up to March 30, 2018, and will be reported to and overseen by the CGCNC commencing April 1, 2018.

General environmental awareness training is provided to employees by facilities management and our environmental department, including as part of ISO 14001 certification compliance. In addition, our environmental department holds regular conferences with representatives from our manufacturing facilities to reinforce our commitment to environmental responsibility, keep our local and regional teams informed of changing regulations and to share best practices with respect to environmental compliance and sustainability initiatives.

We are also subject to environmental laws requiring investigation and clean-up of environmental contamination. To minimize the potential for our operations to cause significant impacts to soil or groundwater, we implement a number of best practices in the operation and construction of our facilities, including: sealing surfaces where fluid chemicals can accumulate; secondary containment methods; providing spill awareness and response training and equipment to employees; and conducting regular facility inspections.

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To date, the aggregate costs incurred in complying with environmental laws and regulations, including the costs of clean-up and remediation, have not had a material adverse effect on us. In 2017, we spent approximately $1 million on environmental clean-up and remediation costs and currently estimate similar or slightly higher expenditures for 2018.

Responding to Climate Change Opportunities and Risks

Climate change – the alteration of long-term weather patterns and increasing frequency of extreme weather events—presents both opportunities and challenges for OEMs and suppliers in the automotive industry. We seek to realize the opportunities and address these risks in several ways, including sustainability-focused innovation, minimizing the impact of our operations, CO2 reduction through lean logistics, and climate risk mitigation for our property portfolio.

Sustainability-Focused Innovation

We develop technologies that help our OEM customers bring to market vehicles which meet or exceed consumer expectations regarding fuel consumption and greenhouse gas (GHG) emissions. Our contribution in this regard is through:

•	use of advanced and lightweight materials;
•	components and systems with reduced mass, through use of advanced/lightweight materials, innovative multi-material joining processes, increased use of electronics and reduced number of parts;
•	solutions to help optimize internal combustion engines; and
•	innovative powertrain products, such as hybrid and fully electric drivetrains, as well as electrified accessory systems.

Examples of our activities to develop sustainable products are discussed in “Section 4 – Our Business Strategy” and “Section 7 – Innovation and Research & Development – Innovations; and Innovation Awards”.

Minimizing the Impact of Our Operations

We strive to improve the efficiency of our manufacturing operations, including through the energy, water and waste reduction efforts discussed below under “Energy, Water and Waste Reduction”. Our operations are not major GHG emitters and generally do not exceed local GHG reporting thresholds, with the exception of a manufacturing site in Europe and two sites in Canada each of which participate in local cap & trade regulatory programs. Accordingly, we do not currently anticipate that current or future regulatory targets for GHG reduction or future GHG emission caps would have a material impact on our overall operations. [NTD: Request for information sent to Michelle DeMeel re: cap/trade.]

Reducing CO2 through Lean Logistics Management

Magna has implemented a “lean approach” that incorporates sustainability considerations in materials management and logistics. These sustainable lean logistics initiatives aim to achieve synergies and efficiencies that not only reduce cost, but also our environmental impact, including by reducing CO2 emissions, energy use, water consumption and waste.

We conduct analyses at our facilities and those of certain sub-suppliers to determine complete processing times from the initial supplier stage to the final customer delivery stage. Weekly deliveries, internal warehouse procedures, interim transporting, external warehousing and monthly deliveries to customers are areas of particular focus. In addition, we use integrated extra-logistics and intra-logistics software that enables supply chain optimization. This “value stream mapping” and analysis allows us to simplify our logistics processes and determine ways to reduce our CO2 emissions.

Property Risk Mitigation

Extreme weather events such as floods, windstorms, earthquakes and other natural weather hazards may cause catastrophic destruction to our or our sub-suppliers’ facilities, which could in turn disrupt our production and/or prevent us from supplying products to our customers. Given the diversity of climates to which we are exposed in our operations across 28 countries globally, we maintain a global property risk control program that includes risk assessment and mitigation strategies to address, where practical, physical risks related to applicable extreme weather events. The program, which includes risk engineering with support from a third party property risk engineering consulting firm, includes the following and other elements to enhance the resiliency of our facilities and minimize the risk of disruption to our operations from extreme weather events: pre-screening of facility site selection; acquisition risk assessments; facility construction design review and recommendations; and training and education. In addition, the program extends the risk assessment by identifying and evaluating potential exposures to our direct supply chain (including natural hazards) which could disrupt business operations. Where such supply chain exposures are identified, a more detailed assessment may be performed to better understand the supply chain risk, including further on-site assessment, where practicable.

Reporting

We participate in the Carbon Disclosure Project, a not-for-profit project designed to provide investors with information relating to corporate GHG emissions, water use and perceived corporate risk due to climate change. In addition, Magna provides sustainability reporting directly to our customers. These assessments are supplier requirements and typically follow common reporting templates approved by automotive industry associations in North America (Automotive Industry Action Group) and Europe (CSR Europe/Drive Sustainability).

Magna International Inc.	41

Hazardous Waste and Industrial Emissions

We operate a number of manufacturing facilities that use environmentally-sensitive processes and hazardous materials. We believe that all of these operations meet, in all material respects, applicable governmental standards for waste handling and emissions. Some of our facilities have in the past and may in the future receive a notice of violation or similar communication from local regulators during routine reviews. We have in the past and will continue in the future to address any such notices promptly.

Energy Efficiency, Water and Waste Reduction

We aim to achieve efficiencies in and minimize waste from our manufacturing operations by focusing on increasing energy efficiency, as well as reducing water consumption and waste generation.

Energy Efficiency

Our efforts to reduce energy consumption and operate facilities on a more energy efficient basis forms part of our formal MAFACT program – the primary operational assessment audit tool used to support our World Class Manufacturing initiative.

The MAFACT program establishes minimum standards for achieving operational efficiencies, and allows Divisions to benchmark their activities against other Divisions in Magna. In order to achieve a baseline MAFACT Energy efficiency ranking, the Division must, at the very least, establish structured energy teams comprised of the Division general manager or assistant general manager and key functional personnel within the Division and also demonstrate that such teams meet at least monthly. In order to achieve a higher ranking, Divisions must demonstrate progressive actions including evidence that the Division has implemented at least two energy reduction initiatives.

The activities of the Divisional energy teams are also supported at the corporate level, including through: training courses designed to promote strategies for reduced energy use; regular communication through newsletters; an internal energy savings collaboration site which allows Divisions to view implemented projects, associated costs and savings and implementation recommendations; and energy “champions” who identify and promote energy reduction initiatives.

Some of the incremental changes made by our Divisions to their facilities and processes to reduce our energy consumption and improve energy efficiency include:

•	specific equipment start-up/shut-down/idling procedures to achieve energy-savings during production downtimes;
•	compressed air leak Identification and repair initiatives;
•	use of ceiling fans to blend air temperatures and prevent heat over-delivery;
•	computer-controlled utility and HVAC systems to allow for improved performance and energy reduction;
•	monitoring of electrical panel efficiency;
•	door upgrades to reduce heat loss;
•	high efficiency chiller and compressor upgrades;
•	integration of air economizers and heat recovery units into HVAC systems;
•	software-managed and occupancy-sensor-controlled lighting and energy efficient lighting retrofits;
•	use of solar panels at certain facilities;
•	recovery of waste heat from certain processes for use in other areas;
•	installation of variable frequency drives on motors and pumps; and
•	participation in energy savings and incentives programs offered by utilities providers in many jurisdictions in which we operate.

Our complete vehicle assembly plant in Graz, Austria, was awarded the Green Award – City of Graz, Austria Ecological Project for Integrated Environmental Protection (ECOPROFIT) for reductions in waste, chemicals, water and energy use.

Water Consumption

We collect global water use data to: understand the volume of water used in our business; identify facilities with high water use; benchmarking of water use at comparable facilities; and identification of water reduction opportunities.    Some of our Divisions have undertaken initiatives to reduce water usage, such as use of recycled water in the manufacturing process. In water stressed regions such as Mexico, some of our facilities are also implementing water reduction and re-use activities such as the used of treated wastewater for irrigation of green areas on site.

Waste Reduction and Recycling

Waste reduction and scrap elimination are important considerations in our manufacturing activities, including as part of our efforts to achieve World Class Manufacturing objectives in our facilities globally. One example of our waste reduction efforts is our “packaging and packing” initiative which aims to replace disposable packaging with reusable packaging for our parts, as well as redesigning product packaging to more efficiently use space when transporting products to our customers; reducing the number of trips needed.

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FAIRNESS AND CONCERN FOR EMPLOYEES

Our Commitment to Our Employees

We are committed to an operating philosophy based on fairness and concern for people. This philosophy is part of our “Fair Enterprise” culture in which employees and management share the responsibility to help ensure our success. Our Employee’s Charter, a foundational document in our business, sets out this philosophy through the following principles:

• Job Security – Being competitive by making a better product for a better price is the best way to enhance job security. We are committed to working together with our employees to help protect their job security, including through job counselling, training and employee assistance programs to our employees;

• A Safe and Healthful Workplace – We strive to provide our employees with a working environment that is safe and healthful;

• Fair Treatment – We offer equal opportunities based on an individual’s qualifications and performance, free from discrimination or favouritism;

• Competitive Wages and Benefits – We provide our employees with information which enables them to compare their total compensation, including wages and benefits, with those earned by employees of direct competitors and local companies with which an employee’s Division competes for labour. If total compensation is not competitive, it will be adjusted;

• Employee Equity and Profit Participation – We believe that our employees should share in our financial success. Accordingly, 10% of our annual pre-tax profits before profit sharing are shared among participating employees in the form of cash and Magna equity, helping to create an “owner’s mindset” among employees and aligning them with shareholders.

• Communication and Information – Through regular monthly meetings between management and employees, continuous improvement meetings and through various publications and videos, we provide our employees with information so that they know what is going on in the company and in the industry. We also conduct employee opinion surveys to help ensure employee involvement and feedback; and

• Employee Hotline – Should any of our employees have a problem, or feel the foregoing principles are not being met, we encourage them to contact our confidential and anonymous employee hotline to register their complaints (“Magna Hotline”). The Magna Hotline is committed to investigating and resolving all concerns or complaints and must report the outcome to our Global Human Resources Department.

Leadership Development and Succession Program

A key element to the success of our business remains our ability to attract, retain and develop skilled personnel to match the pace of our global growth. We have implemented and continue to enhance our Leadership Development and Succession program to help identify, train and develop future leaders with the skills and expertise needed to manage a complex, global business.

Respecting Employee Rights

We are committed to providing working conditions and standards that promote dignified and respectful treatment of all of our employees, globally. Our Global Working Conditions, together with our Code of Conduct and Ethics (“Code”) prohibit the use of child, underage, slave or forced labour.

Our Global Working Conditions also articulate our belief that workers have the right to associate freely and join labour unions or workers’ councils in accordance with applicable laws. Employees at: four of our Canadian Divisions are covered by national collective agreements between Magna and Unifor; seven of our Divisions in the United States are represented by the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (UAW); a number of our Divisions in Mexico and the United Kingdom are currently covered by collective bargaining agreements with various unions in these jurisdictions; and a number of our Divisions in continental Europe are covered by national industry-wide agreements relating to compensation and employment conditions and are also members of in-house employees’ associations, works councils and/or trade unions.

Fairness Committees and Employee Advocates

In furtherance of our commitment to fairness, as demonstrated in our Employee’s Charter, we have established Fairness Committees in most of our North American and in many of our European manufacturing facilities which enable employees at such facilities to have many of

Magna International Inc.	43

their concerns resolved by a committee comprised of both management and employees. Most of our North American manufacturing facilities also have an Employee Advocate who works with our employees and management to help ensure that any concerns that arise in the workplace are addressed quickly and in accordance with our Employee’s Charter and Operational Principles.

Diversity

Diversity is important to us and we continually strive to create an inclusive work environment at Magna. We believe the principle of fair treatment in our Employee’s Charter – one which we reinforce through employee meetings, training and communications – has been a key element in fostering diversity at Magna. Any employee who believes that we are not living up to any of the principles in the Employee’s Charter, including the principle of fair treatment, can seek redress.

Gender Diversity

We aim to promote gender and cultural diversity in our talent attraction and recruitment processes. For example, we participate as a corporate member of a number of initiatives, associations and non-profit organizations dedicated to mentoring and advancing career development and inclusiveness for women, including the Women’s Executive Network, Catalyst, Inc. and Inforum. In recent years, we have also sponsored over 40 diverse student teams globally to support the development of the next generation of talent in Science, Technology, Engineering and Mathematics (STEM), including programs that engage and encourage young women to enter into STEM.

Currently, 4% of our corporate officers are female. Recognizing that this level of gender representation is not sufficient, we have worked with Catalyst to develop an action plan to increase gender diversity in our organization. As part of this initiative, we have committed to take the following steps over the next three years:

•	increasing senior leadership’s support and accountability for gender diversity initiatives and agenda in a highly visible manner;
•	helping leaders learn to reduce unconscious biases;
•	analyzing our recruitment strategies and interview practices for hidden biases;
•	reviewing and improving our flexible work-life policies;
•	developing and sponsoring highly-qualified, but under-represented female talent;
•	tracking data and creating an annual scorecard to measure progress; and
•	reviewing and refreshing our action plan to drive continuous progress.

Occupational Health & Safety

Safe and Healthful Working Environment

Our employees are a key factor in our success and protection of their health and well-being is important to us. We have long articulated our commitment to providing a safe and healthful work environment for our employees and visitors to our facilities, as reflected in our Employee’s Charter and demonstrated through the programs discussed below.

Health and Safety Standards and Compliance

Our commitment to providing a safe and healthful work environment is fulfilled through a regular program of health and safety audits and inspections of our global facilities, covering health, safety, industrial-hygiene, industrial ergonomics and emergency preparedness policies and action plans. Audits are designed to address documentation requirements, while inspections assess physical hazards. Audits and inspections are conducted on-site and followed with a report requiring the facility to develop an action plan to address deficiencies or best practices that is reviewed by senior operating Group management quarterly.

The compliance program incorporates international and regional standards, including: OHSAS 18001, Canadian Standards Association (CSA), American National Standards Institute (ANSI), Conformité Européenne (CE), as well as country-specific standards. Audits and inspections are conducted by specialists with knowledge of Magna’s standards and country-specific requirements. Legislative changes, accident trends and changes to industry standards are incorporated into the program as part of the annual review of the program and updates of audit requirements conducted every three years. The results of our health and safety audits and inspections are reported to and overseen by the CGCNC.

Our health and safety department holds regular conferences with representatives of our manufacturing facilities to reinforce our commitment to providing a safe and healthful work environment and share best practices with respect to occupational health and safety. To the extent an employee believes we have not fulfilled our promise to provide a safe and healthful working environment, he or she has numerous avenues to elevate the concern, including our Magna Hotline.

Ergonomics Program

Utilizing international and regional standards, including best practices, our Divisions incorporate a management system approach to control risk, achieve legislative compliance and reduce accidents. Each Division incorporates different committees including joint health and safety, ergonomic and focus groups to prioritize and implement practices to address and control location-specific hazards. A key program for supporting employee well-being is our ergonomics program which aims to reduce the risk of musculoskeletal injuries. Managed by the Division’s ergonomic committee and with the support and guidance of corporate ergonomists, the program regularly evaluates each Division’s performance against a set of established criteria.

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CORPORATE ETHICS AND COMPLIANCE

Our Commitment to Ethics and Legal Compliance

Code

We are committed to conducting business in a legal and ethical manner globally. Our Chief Executive Officer, Executive Management, and our operating Group management, have communicated and consistently reinforced our clear and unequivocal compliance expectations through all levels of our organization. Our Code, which applies equally to all of our directors, executive officers and employees, articulates our compliance-oriented values and our expectations generally. It also establishes our standards of conduct in a number of specific areas, including:

•	employment practices and employee rights;
•	respect for human rights;
•	compliance with law, generally;
•	conducting business with integrity, fairness and respect;
•	fair dealing, including prohibition on giving or receiving bribes;
•	accurate financial reporting;
•	standards of conduct for senior financial officers;
•	prohibition on insider trading and derivative monetization transactions;
•	timely public disclosure of material information;
•	compliance with antitrust and competition laws;
•	environmental responsibility;
•	occupational health and safety;
•	management of conflicts of interest;
•	protection of employees’ confidential information; and
•	compliance with our corporate policies.

The Code is disclosed on the corporate governance section of our website (www.magna.com) and posted on our employee intranet in 24 different languages. The Code is reviewed regularly and proposed amendments must be approved by our Board. We have also supplemented the requirements of the Code through the adoption of policies covering: bribery and improper payments; tooling practices; gifts and entertainment; anti-retaliation; careful communication; conflicts of interest and antitrust and competition.

Ethics and Legal Compliance Program

In order to help our employees understand the values, standards and principles underlying our Code, we have implemented an ethics and legal compliance program (“ELC Program”), which is overseen by the Audit Committee, and includes both live and online training. We have also developed specialized compliance training modules which target specific functional audiences and high-risk regions. In addition to providing training on legal compliance and ethics topics generally, these specialized programs are designed to be interactive and incorporate real-life scenarios and exercises, which we believe amplifies our compliance expectations and resonates more powerfully with participants.

Our ELC Program aims to assist employees in understanding the values, standards and principles underlying the Code, as well as the application of such values, standards and principles to real-life situations. The global implementation of the program is supervised by the Magna Compliance Council, a body that includes key corporate officers representing our finance, legal, human resources, operations, internal audit, sales and marketing and ethics & compliance function. The Compliance Council is tasked with, among other things, providing overall direction for our compliance program, approving key initiatives and ensuring that the required elements of our compliance program are being carried out globally by our cross-functional operating group Compliance Committees. These operating group Compliance Committees are supported by cross-functional regional Compliance Committees.

Whistler-blower Hotline

We maintain a confidential and anonymous whistler-blower hotline which is overseen by our Audit Committee. The hotline is available for employees and other stakeholders such as customers and suppliers to make submissions 24 hours per day, seven days a week, in over 20 languages, by phone or online (www.magnagbl.com). Submissions are received and tracked by an independent third party service provider. Reports to the hotline are reviewed by our Internal Audit and Corporate Legal departments and, when appropriate, an investigation is conducted. The Vice-President, Internal Audit together with our Corporate Legal department supervises all hotline-related investigations. Our Investigations Oversight Committee, a sub-committee of the Compliance Council, reviews such investigations on a quarterly basis to ensure consistency of discipline. The Audit Committee receives quarterly presentations regarding hotline activity and details of submissions are discussed by the head of Internal Audit with the Audit Committee. We have also recently launched an internal site for employee self-disclosure of any conflict of interest and to report expenditures on government officials.

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Data and Cyber Security / Privacy

Cyber Security

Our enterprise cyber security strategy aligns with industry, customer and recognized standards, including the National Institute of Standards and Technology. This strategy includes cyber security risk assessments, continuous monitoring of networks and other information sources for threats to the organization and incident response plans/processes. Magna’s centralized enterprise cyber security policies, compliance measures and training and awareness programs. Cyber security accountability is centralized for shared global telecom and computer infrastructure. We also have a centralized, common repository of critical IT systems across the entire IT platform, which includes risk exposures and security controls. We monitor and test our IT systems and seek to ensure our infrastructure receives appropriate upgrades and remediation in a timely manner. In addition to these centralized initiatives, our decentralized operating model requires decentralized cyber security accountability at our Divisions and operating Groups with respect to local plant infrastructures and risk/security issues inherent in certain products and services.

We re-evaluate and refine our cyber security initiatives, driven by three key considerations: being better able to fend off external attacks (including ransomware and malware); ensuring high profile visibility for cyber security requirements from many of our customers and emerging governmental rules and regulations regarding privacy (such as GDPR discussed below), which directly affect cyber security requirements. Our selection process for third party (e.g. Cloud-based) services includes a due diligence approach that seeks to align such services with our overall approach to cyber security. Our Audit Committee has risk oversight responsibility for our enterprise IT/information systems and cyber security program and receives periodic reports regarding the program at quarterly meetings.

Privacy

Magna is committed to preserving the privacy of all of its stakeholders in accordance with applicable law. Our Code articulates our approach to the privacy of our employees and protecting their personal information. Specifically, we will only collect, use and disclose personal information for legitimate business or employment purposes or if required by law. In addition, like any other asset, confidential information, which includes trade secrets and proprietary information is a valuable part of our business and we aim to safeguard it.

In addition to our general privacy and confidentiality commitments, we recently established a working group and launched a comprehensive review of our privacy policy to ensure compliance with the newly adopted EU General Data Protection Regulation (“GDPR”). The privacy policy sets out data protection principles, responsibilities of data controllers and processors, circumstances under which personal data can be transferred, rights of data subjects and actions that must be taken in case of data breach. In addition, we will be implementing a training program to address the new data privacy policy and procedures to all EU employees and those employees outside of the EU who are handling personal data of EU residents, including how data/data breaches have to be handled. The privacy policy will also be accompanied by a variety of formal and comprehensive procedures, which are currently being developed by our Compliance Council.

SUPPLY CHAIN RESPONSIBILITY

Our Expectations of Our Suppliers

We have introduced a Supplier Code of Conduct and Ethics (“Supplier Code”) which outlines the principles we apply internally at Magna through our Code, as well as expectations we have for every company that supplies goods or services to Magna, relating to, among other things:

•

ethical business conduct, such as compliance with antitrust/competition, anti-corruption/bribery and export controls laws; conflict minerals reporting; avoidance and reporting of conflicts of interest; and protection of Magna intellectual property and confidential information;

•	employee rights, including: respect for human rights; acceptable working conditions; prohibitions on harassment and discrimination; and occupational health and safety; and
•	environmental responsibility and compliance.

The Supplier Code forms an integral part of our overall contractual relationship with our suppliers. We expect the standards set out in the Supplier Code to be met by our suppliers, even in jurisdictions where meeting such standards may not be considered part of the usual business culture and a failure to do so can result in the termination by Magna of the supply relationship. The full text of our Supplier Code is available on our website (www.magna.com) under “World Class Manufacturing – Our Suppliers”.

We continue to support and participate in industry efforts to develop common standards relating to business ethics, environmental standards, working conditions and employee rights. We will continue to engage with our suppliers to raise awareness of the importance of sustainability in our supply chain.

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Global Working Conditions in our Supply Chain

We expect that our supply chain will adhere to our Global Working Conditions and our Supplier Code, which prohibit the use of child, underage, slave or forced labour. Our Global Working Conditions are an integral part of our supplier package and a failure by any of our suppliers to comply with its terms can result in the termination by Magna of the supply relationship.

Supply Chain Management

General

Magna’s supply chain management group focuses on a number of elements that we believe are integral to world class supply chain management, such as: common global key performance indicators (KPIs); specific roles and responsibilities; processes and standards; global training; and risk management.

The global KPIs we use are focused on purchasing savings, supplier ratings, supplier quality measurements and supplier diversity. All four of these KPIs are standardized globally. We also maintain a strong financial and commercial risk management process focused on supplier quality and financial risk. We use sourcing boards to help ensure compliance with our internal standards when we place new business within our supply base. In order to promote awareness of the key elements of our supply chain risk management program, including the requirements in our Supplier Code, we provide a four-module global training program on an ongoing basis to our over 1000 buyers.

Supplier Audits

From a risk management standpoint, we audit all new production suppliers in order to assess their overall quality, financial health and compliance with our Supplier Code. During each supplier quality audit, we score our suppliers based on business ethics and practices, human rights, social responsibilities and environmental standards. Suppliers must also be able to demonstrate that they will be able to comply and adhere to applicable workplace health and safety practices.

Supplier Diversity

To support those supplier diversity efforts which form part of our supply chain management program, we participate as a corporate member of several industry-recognized suppler diversity organizations, as well as a number of supplier diversity advocacy events, conferences, and procurement fairs, including several organized by our OEM customers. We are proud to have received awards for our supplier diversity efforts from two of our customers, GM and Toyota in past years.

Conflict Minerals Reporting

Consistent with the approach taken by our customers, suppliers and other fellow members of the Automotive Industry Action Group with respect to “conflict minerals”, we are engaged in an annual process of determining whether any products which we make or buy contain such “conflict minerals”. Our latest conflict minerals report is available on our website www.magna.com and on the SEC’s EDGAR website (www.sec.gov/edgar). We continue to work with our suppliers to increase awareness, and accuracy, of “conflict minerals” reporting requirements and, through our membership in the Responsible Minerals Initiative (RMI) (formerly the Conflict Free Sourcing Initiative), support continuing cross-industry efforts to identify and validate conflict-free smelters and refiners.

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CONTRIBUTING TO COMMUNITIES IN WHICH WE OPERATE

Our Commitment to Our Communities and Society

Magna recognizes that sustainability goes beyond our processes and products and we believe it is important to give back to the communities in which we are based.

Corporate Giving

We have a long history of supporting many global social and charitable causes, primarily in the communities around the world in which our employees live and work.

Most of our donations and sponsorships are focused primarily on:

•	Employee and Community Health and Wellness;
•	Technical and Vocational Training/Education;
•	Disaster Relief and Refugee Aid;
•	Culture; and
•	Youth Sports.

Magna Support for Employee Volunteerism

We also encourage and support our employees who devote their time, energy and passion to making a positive contribution to their workplace and communities through direct giving, special events, fundraising and volunteer work.

Concern for others is a cornerstone principle of our culture and we are proud of the efforts of our employees around the world to give back to their communities. In order to further support and enhance employee fundraising efforts, we maintain a Magna Matching Program, which matches donations to qualified, non-profit initiatives, up to specified amounts. Matched donations are required to be compatible with Magna’s basic criteria for corporate giving. Over the past year, Magna has matched the funds raised by Magna employees in more than 40 projects globally, including Magna employees’ participation with World Vision’s Global 6K for Water to help set up new clean water sources in Africa, India and Haiti.

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